EXHIBIT 2.1

                       STOCK AND ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                              EXPRESS SCRIPTS, INC.



                                       AND



            RICHARD O. ULLMAN AND THE OTHER SHAREHOLDERS OF NATIONAL
       PRESCRIPTION ADMINISTRATORS, INC., CENTRAL FILL, INC., CFI OF NEW
                  JERSEY, INC. AND NPA OF NEW YORK, IPA, INC.



                                       AND



               RICHARD O. ULLMAN, AS AGENT FOR SUCH SHAREHOLDERS,



                                       AND



                        THE ULLMAN FAMILY PARTNERSHIP, LP



                                       AND



                             AIRPORT PROPERTIES, LLC



                             AS OF FEBRUARY 5, 2002





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                                TABLE OF CONTENTS

                                                                            PAGE

   Section 1.1      Agreement to Purchase, Sell and Lease......................2
   Section 1.2      Components of the Purchase Price...........................2
   Section 1.3      Distribution Prior to Change...............................3
   Section 1.4      Payment of the Adjusted Base Purchase Price................3
   Section 2.1      Organization...............................................7
   Section 2.2      Authorization..............................................7
   Section 2.3      Capital Stock..............................................9
   Section 2.4      Subsidiaries...............................................9
   Section 2.5      Absence of Restrictions and Conflicts......................9
   Section 2.6      Real Property.............................................10
   Section 2.7      Title to Tangible Personal Property; Related
                       Matters................................................11
   Section 2.8      Inventory.................................................12
   Section 2.9      Financial Statements......................................12
   Section 2.10     No Undisclosed Liabilities................................13
   Section 2.11     Absence of Certain Changes................................14
   Section 2.12     Legal Proceedings.........................................14
   Section 2.13     Compliance with Law.......................................14
   Section 2.14     Company Contracts.........................................16
   Section 2.15     Tax Returns; Taxes........................................18
   Section 2.16     Officers and Employees....................................20
   Section 2.17     Company Benefit Plans.....................................20
   Section 2.18     Labor Relations...........................................23
   Section 2.19     Insurance Policies........................................25
   Section 2.20     Environmental, Health and Safety Matters..................25
   Section 2.21     Intellectual Property; Software...........................27
   Section 2.22     Transactions with Affiliates..............................29
   Section 2.23     Nondisclosed Payments.....................................29
   Section 2.24     Sufficiency of Assets; Customer and
                       Supplier Relations.....................................30
   Section 2.25     Accounts Receivable; Account Payable......................30
   Section 2.26     Permits...................................................31
   Section 2.27     Bank Accounts.............................................31
   Section 2.28     Brokers, Finders and Investment Bankers...................31
   Section 2.29     Pharmaceutical Regulation.................................31
   Section 2.30     Investment Representatives................................32
   Section 2.31     Disclosure................................................33
   Section 3.1      Organization..............................................33
   Section 3.2      Authorization.............................................33
   Section 3.3      Absence of Restrictions and Conflicts.....................33
   Section 3.4      Absence of Certain Changes................................34
   Section 3.5      Financing.................................................34
   Section 3.6      Brokers, Finders and Investment Bankers...................34
   Section 3.7      DEA Authorization.........................................34

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   Section 3.8      Capitalization of ESI.....................................34
   Section 3.9      SEC Matters...............................................35
   Section 4.1      Joint Covenants of the Shareholders and ESI...............35
   Section 4.2      Covenants of the Shareholders.............................41
   Section 4.3      Covenants of ESI..........................................49
   Section 5.1      Conditions to Each Party's Obligations....................50
   Section 5.2      Conditions to Obligations of ESI..........................50
   Section 5.3      Conditions to Obligations of the Shareholders,
                       the LP and the LLC.....................................53
   Section 7.1      Termination...............................................55
   Section 7.2      Break-Up Fee..............................................55
   Section 7.3      Effect of Termination.....................................56
   Section 8.1      Indemnification Obligations of the Sellers................56
   Section 8.2      Indemnification Obligations of ESI........................58
   Section 8.3      Indemnification Procedure.................................58
   Section 8.4      Claims Period.............................................61
   Section 8.5      Liability Limits..........................................62
   Section 8.6      Escrow as Exclusive Remedy; Limitations...................64
   Section 8.7      Investigations............................................66
   Section 8.8      Adjustment to Purchase Price..............................66
   Section 9.1      Notices...................................................66
   Section 9.2      Schedules and Exhibits....................................67
   Section 9.3      Assignment; Successors in Interest........................67
   Section 9.4      Captions..................................................68
   Section 9.5      Controlling Law; Amendment................................68
   Section 9.6      Consent to Jurisdictions..................................68
   Section 9.7      Waiver of Jury Trial......................................68
   Section 9.8      Specific Performance......................................68
   Section 9.9      Severability..............................................68
   Section 9.10     Counterparts..............................................69
   Section 9.11     Third Party Beneficiaries.................................69
   Section 9.12     Waiver....................................................69
   Section 9.13     Integration...............................................69
   Section 9.14     Cooperation Following the Closing.........................69
   Section 9.15     Transaction Costs.........................................69
   Section 9.16     Knowledge.................................................69
   Section 9.17     Business Day..............................................69
   Section 9.18     Alternate Arrangements Regarding the LLC Leased
                       Real Property..........................................70



                                LIST OF EXHIBITS

Exhibit A     Form of Real Estate Lease

Exhibit B     Assignment and Assumption Agreement Regarding Equipment Lease

Exhibit C     Form of Escrow Agreement

Exhibit D     Form of Working Capital Statement

Exhibit E     Form of Requirements Contract with National Plastic Printing, Inc.

Exhibit F     Form of Transition Services Agreement

Exhibit G     Form of agreement to provide third party claims administration services to NPAX, Inc.

Exhibit H     Shareholders Noncompetition Agreement



                                  DEFINED TERMS

        The following is a list of the defined terms used in this Agreement:

TERMS                                                            SECTION

Accounting Adjustments............................................2.9(a)

Actions...........................................................2.12

ADA...............................................................2.18(i)

ADEA..............................................................2.18(i)

Adjusted Base Purchase Price......................................1.4(a)(i)

Affiliate.........................................................2.22

Affiliate Notes...................................................2.22

Agreement .......................................................Preamble

Airport Property..................................................9.18

Ancillary Documents...............................................2.2(a)

Applicable Benefit Laws...........................................2.17(d)(iii)

Arbitrator........................................................1.6(d)

Assignment and Assumption Agreement...............................1.1(d)

Base Purchase Price...............................................1.2

Break-Up Fee......................................................7.2

Business Day......................................................9.17

CERCLA............................................................2.20(b)

CFI..............................................................Preamble

CFI Stock Purchase Price..........................................1.2(b)

CFINJ............................................................Preamble

CFINJ Stock Purchase Price........................................1.2(c)

Claim.............................................................8.3(a)

Claims Period.....................................................8.4

Closing..........................................................Article VI

Closing Cash Distribution.........................................1.3

Closing Date.....................................................Article VI

Code..............................................................2.15(a)

Combined Working Capital..........................................1.6(b)

Commitment Letter.................................................3.5

Companies........................................................Recitals

Company..........................................................Recitals

Company Benefit Plans.............................................2.17(a)

Company Contracts.................................................2.14

Company IP........................................................2.21(a)

Company Licensed Software.........................................2.21(b)

Company Material Adverse Effect...................................2.10

Company Proprietary Software......................................2.21(b)

Company Software..................................................2.21(b)

Company 401(k) Plans..............................................4.2.13

Control...........................................................2.22

Confidential Information..........................................4.2.11(b)

Confidentiality Agreement.........................................4.2.11(a)

Controlled........................................................2.22

Controlling.......................................................2.22

DEA...............................................................2.29(a)

DEA Authorization.................................................5.2(r)

Disclosure Letter.................................................1.1(b)

Discretionary Determination.......................................4.1.4

DOJ...............................................................4.1.1(a)

Employee Benefit Plan.............................................2.17(b)

Employment Agreements.............................................2.14(o)

Environment.......................................................2.20(e)

Environmental Laws................................................2.20(a)

Equipment Lease...................................................1.1(d)

Equipment Purchase Price..........................................1.2(g)

ERISA.............................................................2.17(b)

ERISA Affiliate...................................................2.17(c)

ERISA Affiliate Plan..............................................2.17(c)

Escrow Agreement..................................................1.4(c)

Escrow Agent......................................................1.4(c)

ESI..............................................................Preamble

ESI Basket........................................................8.5(a)

ESI Cap...........................................................8.5(b)

ESI Common Stock..................................................1.4(d)

ESI Indemnified Parties...........................................8.1

ESI Material Adverse Effect.......................................3.4

ESI Losses........................................................8.1

ESI Shares........................................................1.4(d)

Exchange Act......................................................3.9

Exceptions........................................................2.6(b)

Exhibits..........................................................9.2

Extended Claims...................................................8.6(a)

FDA...............................................................2.29(a)

Fiduciary Document................................................2.2(a)

Financing.........................................................3.5

Final Closing Date Working Capital Statement......................1.6(d)

Final Closing Date Working Capital................................1.6(d)

Financial Statements..............................................2.9(a)

FLSA..............................................................2.18(i)

FMLA..............................................................2.18(i)

FTC...............................................................4.1.1(a)

GAAP..............................................................1.6(b)

Governmental Entity...............................................2.5

Gross Up Tax Returns..............................................4.1.3(g)

Gross Up Payments.................................................4.1.3(g)

Gross Up Tax Returns..............................................4.1.3(g)

Hazardous Materials...............................................2.20

HSR Act...........................................................2.5

Indebtedness......................................................1.6(b)

Indemnified Party.................................................8.3(a)

Indemnifying Party................................................8.3(a)

Interim Warranty Assertion........................................8.5(d)

Intellectual Property.............................................2.21(a)

Interim Financial Statements......................................2.9(a)

Interim Period Warranty Assertion.................................8.5(d)

Interim Warranty Assertion........................................8.5(d)

Knowledge.........................................................9.16

Labor Laws........................................................2.18(p)

Laws..............................................................2.5

Leased Real Property..............................................2.6(a)

Liens.............................................................1.1(a)

LLC..............................................................Preamble

LLC Leased Real Property..........................................1.1(c)

LLC Real Property Lease...........................................1.1(c)

Losses............................................................8.2(a)

LP...............................................................Preamble

LP Leased Equipment...............................................1.1(d)

LP Owned Equipment................................................1.1(e)

Major Sponsors....................................................2.14(a)

Major Suppliers...................................................2.24(b)

Mid-Term Distribution.............................................8.6(b)

NASDAQ............................................................4.1.2

NASDAQ Approval...................................................5.1(d)

Negative EBITDA Adjustment........................................1.5(a)(iii)

Newco.............................................................4.1.6(b)

Newco Employees...................................................4.2.13

Newco 401(k) Plan(s)..............................................4.2.13

New Jersey Owned Real Property....................................1.1(b)

New Jersey Real Property Purchase Price...........................1.2(e)

Non-Escrowed Amount...............................................1.4(a)(ii)

Non-Shareholder Officers and Directors............................8.2(b)

NLRB..............................................................2.18(a)

NPA..............................................................Preamble

NPA Stock Purchase Price..........................................1.2(a)

NVA...............................................................4.1.6(b)

NY IPA...........................................................Preamble

NY IPA Stock Purchase Price.......................................1.2(d)

Objection Notice..................................................1.6(c)

OSHA..............................................................2.18(k)

Owned Real Property...............................................1.1(b)

Parties..........................................................Preamble

Party............................................................Preamble

Pennsylvania Owned Real Property..................................1.1(b)

Pennsylvania Real Property Purchase Price.........................1.2(f)

Person............................................................2.22

Permits...........................................................2.13(a)

Permitted Liens...................................................2.6(b)

Permitted Payments................................................4.2.8

Positive EBITDA Adjustment........................................1.5(a)(ii)

Preliminary Closing Date Working Capital Statement................1.6(a)

Purchase Price....................................................1.2

PVMS..............................................................4.1.6(b)

Qualifications....................................................2.13(a)

Real Property Lease...............................................2.6(a)

Receivables.......................................................2.25(a)

Records...........................................................4.2.11(e)

Release...........................................................2.20(e)

Representatives...................................................4.2.11(b)

Schedules.........................................................9.2

SEC...............................................................3.9

SEC Documents.....................................................3.9

SEC Report........................................................4.2.7

Section 338 (h)(10) Elections.....................................4.13(e)

Securities Act....................................................1.7(a)

Sellers..........................................................Preamble

Seller Indemnified Parties........................................8.2(a)

Seller Losses.....................................................8.2(a)

Seller Representation.............................................7.2

Shareholders.....................................................Preamble

Shareholders' Agent..............................................Preamble

SSA...............................................................2.13(c)

Substantial Debtors...............................................2.25(a)

Target Working Capital............................................1.6(e)

Taxes.............................................................2.15(c)

Taxing Authority..................................................8.3(d)(ii)

Tax Claim.........................................................8.3(d)

Tax Return........................................................2.15(c)

Termination Date..................................................7.1

Title Commitments.................................................2.6(b)

Transition Adjusted Basis.........................................2.9(a)

UGI..............................................................Recitals

Vision and Dental Businesses......................................2.9(a)

WARN..............................................................2.18(n)

Warranty Statement................................................8.5(d)

2001 Audited Income Statement.....................................5.2(m)

2001 EBITDA.......................................................1.5(a)(i)

                       STOCK AND ASSET PURCHASE AGREEMENT



         THIS STOCK AND ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of February 5, 2002, is made and entered into by and among Express Scripts, Inc., a Delaware corporation ("ESI"), Richard O. Ullman and the other shareholders (collectively, the "Shareholders") of National Prescription Administrators, Inc., a New Jersey corporation ("NPA"), Central Fill, Inc., a Pennsylvania corporation ("CFI"), CFI of New Jersey, Inc., a New Jersey corporation
("CFINJ"), and NPA of New York, IPA, Inc., a New York corporation ("NY IPA"), Richard O. Ullman, as agent for the Shareholders (the "SHAREHOLDERS' AGENT"), The Ullman Family Partnership, LP, a New Jersey limited partnership (the "LP"), and Airport Properties, LLC (the "LLC" and, together with the Shareholders and the LP, the "SELLERS"). ESI, the Shareholders, the Shareholders' Agent, the LP and the LLC are sometimes individually referred to herein as a "PARTY" and collectively as the "PARTIES."



                              W I T N E S S E T H:

         WHEREAS, the Shareholders own all of the issued and outstanding capital stock of NPA, CFI, CFINJ and NY IPA (each a "COMPANY" and collectively, the "COMPANIES");

         WHEREAS, the Shareholders are the only limited partners of the LP, and the only shareholders of its sole corporate general partner (The Ullman Group, Inc., a New Jersey corporation ("UGI")), which partnership owns several parcels of real property and leases certain personal property used by one or more of the Companies, and, together with UGI, are the only members of the LLC, which owns one parcel of the real property used by the Companies;

         WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Shareholders propose to sell to ESI, and ESI proposes to purchase from the Shareholders, all of the issued and outstanding capital stock of each of the Companies;

         WHEREAS, the LP proposes to sell to ESI, and ESI proposes to buy from the LP, certain real and personal property owned by the LP;

         WHEREAS, the LLC proposes to lease to ESI, and ESI proposes to lease from the LLC, certain real property owned by the LLC; and

         WHEREAS, the LP proposes to assign to ESI, and ESI proposes to assume from the LP, an equipment lease pursuant to which the LP is the lessee,

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                            PURCHASE, SALE AND LEASE

         Section 1.1 AGREEMENT TO PURCHASE, SELL AND LEASE. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined):

                  (a) The Shareholders will sell, transfer and deliver to ESI, and ESI will purchase and acquire from the Shareholders, all of the issued and outstanding capital stock of each of the Companies, free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (collectively, the "LIENS");

                  (b) the LP will sell to ESI, and ESI will purchase from the LP, (i) the land and buildings listed on SCHEDULE 1.1(B)(1) to a disclosure letter delivered by the Sellers to ESI concurrently with the execution of this Agreement (the "DISCLOSURE LETTER") (such land and buildings, the "NEW JERSEY OWNED REAL PROPERTY") and (ii) the land and buildings listed on SCHEDULE 1.1(B)(2) to the Disclosure Letter (the "PENNSYLVANIA OWNED REAL PROPERTY" and collectively with the New Jersey Owned Real Property, the "OWNED REAL PROPERTY");

                  (c) subject to Section 9.18, the LLC will lease to ESI, and ESI will lease from the LLC, the land listed on SCHEDULE 1.1(C) to the Disclosure Letter (the "LLC LEASED REAL PROPERTY") upon the terms and conditions set forth in the form of lease annexed hereto as EXHIBIT A (the "LLC REAL PROPERTY LEASE");

                  (d) the LP will assign to ESI, and ESI will assume, the equipment lease listed on SCHEDULE 1.1(D) to the Disclosure Letter (the "EQUIPMENT LEASE") pursuant to which the LP leases certain equipment (the "LP LEASED EQUIPMENT"), such assignment and assumption to be upon the terms and conditions set forth in the form of agreement annexed hereto as EXHIBIT B (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"); and

                  (e) the LP will sell, transfer and deliver to ESI, and ESI will purchase and acquire from the LP, the equipment (the "LP OWNED EQUIPMENT") listed on SCHEDULE 1.1(E) to the Disclosure Letter.

         Section 1.2 COMPONENTS OF THE PURCHASE PRICE. Subject to adjustment pursuant to Sections 1.5, 1.6, 4.1.3(g) and 8.8, the purchase price payable by ESI hereunder (prior to adjustment pursuant to such Sections, the "BASE PURCHASE PRICE", and after such adjustments, the "PURCHASE PRICE") shall consist of the following:

                  (a) two hundred and nineteen million dollars ($219,000,000) payable (subject to the operation of Sections 1.5(b) and 1.6) to the Shareholders, and 48% of the ESI Shares (as hereinafter defined) deliverable to the Shareholders pursuant to Section 1.4(d), as and for the purchase price of 100% of the capital stock of NPA (the "NPA STOCK PURCHASE PRICE");

                  (b) one hundred and nineteen million dollars ($119,000,000) payable (subject to the operation of Sections 1.5(b) and 1.6) to the Shareholders, and 26% of the ESI Shares deliverable to the Shareholders pursuant to Section 1.4(d), as and for the purchase price of 100% of the capital stock of CFI (the "CFI STOCK PURCHASE PRICE");

                  (c) one hundred and nineteen million dollars ($119,000,000) payable (subject to the operation of Sections 1.5(b) and 1.6) to the Shareholders, and 26% of the ESI Shares deliverable to the Shareholders pursuant to Section 1.4(d), as and for the purchase price of 100% of the capital stock of CFINJ (the "CFINJ STOCK PURCHASE PRICE");

                  (d) one hundred dollars ($100) payable (subject to the operation of Sections 1.5(b) and 1.6) to the Shareholders as and for the purchase price of 100% of the capital stock of NY IPA (the "NY IPA STOCK PURCHASE PRICE");

                  (e) twenty-six million six hundred thousand dollars ($26,600,000) payable (subject to the operation of Sections 1.5(b) and 1.6) to the LP as and for the purchase price of the New Jersey Owned Real Property (the "NEW JERSEY REAL PROPERTY PURCHASE PRICE");

                  (f) four million nine hundred thousand dollars ($4,900,000) payable (subject to the operation of Sections 1.5(b) and 1.6) to the LP as and for the purchase price of the Pennsylvania Owned Real Property (the "PENNSYLVANIA REAL PROPERTY PURCHASE PRICE"); and

                  (g) four hundred and ninety-nine thousand nine hundred dollars ($499,900) payable (subject to the operation of Sections 1.5(b) and 1.6) to the LP as and for the purchase price of the LP Owned Equipment (the "EQUIPMENT PURCHASE PRICE").

Any adjustment to the Base Purchase Price pursuant to Sections 1.5 and 1.6 shall be made pro rata to, and the reduction in the amount payable to the Sellers pursuant to Section 1.4 shall be made pro rata from, the cash portion of the NPA Stock Purchase Price, the cash portion of the CFI Stock Purchase Price, the cash portion of the CFINJ Stock Purchase Price, the NY IPA Stock Purchase Price, the New Jersey Real Property Purchase Price, the Pennsylvania Real Property Purchase Price and the Equipment Purchase Price.

         Section 1.3 DISTRIBUTION PRIOR TO CLOSING. Immediately before the Closing, the Shareholders' Agent will cause the Companies to distribute to the Shareholders such portion of the Companies' cash and cash equivalents as the Shareholders' Agent shall determine (the "CLOSING CASH DISTRIBUTION").

         Section 1.4       PAYMENT OF THE ADJUSTED BASE PURCHASE PRICE.

                  (a) For purposes of this Section 1.4, the following terms shall have the following meanings:

                           (i)   The term "ADJUSTED  BASE  PURCHASE PRICE" shall
mean the Base Purchase Price as adjusted to the extent, if any, that adjustment is required pursuant to Section 1.5.

                           (ii)  The term  "NON-ESCROWED  AMOUNT" shall mean the
Adjusted Base Purchase Price, excluding the ESI Shares deliverable pursuant to Section 1.4(d), minus twenty-five million dollars ($25,000,000).

                  (b) At the Closing, ESI shall pay the Non-Escrowed Amount, by wire transfer of immediately available federal funds, to such bank account(s) as shall be designated in writing by the Shareholders' Agent at least three (3) Business Days prior to the Closing Date.

                  (c) At the Closing, ESI shall pay twenty-five million dollars ($25,000,000) to The Bank of New York or such other financial institution as shall be acceptable to the Shareholders' Agent and ESI (the "ESCROW AGENT") to hold in escrow pursuant to the terms and conditions set forth in an escrow agreement substantially in the form of the escrow agreement annexed hereto as EXHIBIT C (the "ESCROW AGREEMENT").

                  (d) At the Closing, ESI shall deliver to the Shareholders a total of five hundred and fifty two thousand, two hundred and eight five (552,285) shares of ESI's Class A Common Stock, par value $.01 per share ("ESI COMMON STOCK"). The shares of ESI Common Stock to be delivered pursuant to this
Section 1.4(d) (the "ESI SHARES") shall be allocated among the Shareholders, and registered in the names of the Shareholders, in accordance with a certificate of the Shareholders' Agent delivered to ESI at least two days prior to the Closing Date. If, during the period between the date hereof and the Closing Date, ESI shall declare a stock dividend or other distribution payable in shares of ESI Common Stock or securities convertible into shares of ESI Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of ESI Common Stock, the number of ESI Shares to be delivered pursuant to this Section 1.4(d) shall be equitably adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change. The number of ESI Shares deliverable pursuant to this Section 1.4(d) shall not be adjusted pursuant to Sections 1.5 and 1.6.

         Section 1.5       EBITDA Adjustments.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i)      "2001 EBITDA"  shall  mean (x) the  earnings
before interest, taxes, depreciationand amortization of the Companies, determined on a combined and transaction-adjusted basis (as described in
Section 2.9(a)), for the year ended December 31, 2001, based on the amounts of such earnings, interest, taxes, depreciation and amortization as set forth on the 2001 Audited Income Statement (as defined herein) plus (y) the salary and bonus expense attributable to the Shareholders for the year ended December 31, 2001, to the extent that such salary and expense was deducted in calculating the earnings described in clause (x).

                           (ii)     "POSITIVE EBITDA ADJUSTMENT" shall mean five
(5) times the amount, if any, by which the 2001 EBITDA exceeds fifty nine million dollars ($59,000,000).

                           (iii)    "NEGATIVE EBITDA ADJUSTMENT" shall mean five
(5) times the amount, if any, by which forty nine million dollars ($49,000,000) exceeds the 2001 EBITDA.

                  (b) Upon receipt of the 2001 Audited Income Statement, the Parties shall determine the amount of the 2001 EBITDA. If the 2001 EBITDA is not less than forty nine million dollars ($49,000,000) and not greater than fifty nine million dollars ($59,000,000), there shall be no adjustment of the Base Purchase Price pursuant to this Section 1.5 and the Adjusted Base Purchase Price shall be deemed to equal the Base Purchase Price. If the 2001 EBITDA is greater than fifty nine million dollars ($59,000,000), the Adjusted Base Purchase Price shall equal the Base Purchase Price plus the Positive EBITDA Adjustment. If the 2001 EBITDA is less than forty nine million dollars ($49,000,000), the Adjusted Base Purchase Price shall equal the Base Purchase Price minus the Negative EBITDA Adjustment.

         Section 1.6       ADJUSTMENT OF THE ADJUSTED BASE PURCHASE PRICE.

                  (a) As promptly as practicable following the Closing Date (but in any event within one hundred and twenty (120) calendar days after the Closing
Date), ESI will prepare a statement of the Combined Working Capital of the Companies as of the close of business on the Closing Date (the "PRELIMINARY CLOSING DATE WORKING CAPITAL STATEMENT"). Such statement of the Combined Working Capital shall be prepared in the form of the statement annexed hereto as EXHIBIT
D. The Shareholders' Agent agrees to provide reasonable assistance to ESI and its advisors in connection with the preparation of the Preliminary Closing Date Working Capital Statement. ESI shall deliver to the Shareholders' Agent the Preliminary Closing Date Working Capital Statement, together with such back-up information as the Shareholders' Agent shall reasonably request, promptly after the Preliminary Closing Date Working Capital Statement has been prepared.

                  (b) For purposes of this Agreement, the term "COMBINED WORKING CAPITAL" means the combined current assets of the Companies less the combined current liabilities of the Companies (such assets and liabilities to be determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the balance sheet included within the Interim Financial Statements (as defined herein) except as otherwise provided in this
Section 1.6(b)); provided that (i) such assets and liabilities shall be calculated on a "transaction-adjusted basis" (as defined in Section 2.9), (ii) current liabilities shall exclude the current portion of long-term Indebtedness and any liabilities arising from the Section 338(h)(10) Elections (as defined herein) and (iii) the Combined Working Capital shall be calculated after repayment of Indebtedness of the Companies, after deduction of all Permitted Payments (whether or not triggered as of the Closing Date) and after payment of the Closing Cash Distribution. For purposes of this Agreement, "INDEBTEDNESS" shall mean the aggregate amount of all of the Companies' indebtedness for borrowed money (including accrued but unpaid interest), whether owed to a bank or any other Person (including the indebtedness set forth on SCHEDULE 2.25(C) to the Disclosure Letter), but shall exclude remaining payments by the Companies on capitalized equipment leases.

                  (c) The Shareholders' Agent shall have thirty (30) calendar days following receipt of the Preliminary Closing Date Working Capital Statement during which to notify ESI of any dispute of any item contained in the Preliminary Closing Date Working Capital Statement, which notice (the "OBJECTION NOTICE") shall be in writing and shall set forth in reasonable detail the basis for such dispute. If ESI does not receive notice of any such dispute within such thirty (30) calendar day period, the Preliminary Closing Date Working Capital Statement shall be deemed to be the Final Closing Date Working Capital Statement (as hereinafter defined). The Parties shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution (which shall be set forth in writing and signed by ESI and the Shareholders' Agent), the Final Closing Date Working Capital Statement shall be prepared in accordance with such written resolution.

                  (d) If the Parties are unable to resolve any disputes regarding the Preliminary Closing Date Working Capital Statement that were described in the Objection Notice within fifteen (15) calendar days (or such longer period as ESI and the Shareholders' Agent shall mutually agree in writing) of ESI's receipt of the Objection Notice, ESI and the Shareholders' Agent shall thereafter promptly engage KPMG LLP or, if such firm is unwilling or unable to serve, ESI and the Shareholders' Agent shall engage another mutually acceptable "Big 5" or regional accounting firm (the firm utilized pursuant to this Section 1.6(d), the "ARBITRATOR") to resolve such disputes and such resolution shall be final and binding on the Parties. The Parties shall use commercially reasonable efforts to cause the Arbitrator to complete its work within thirty (30) calendar days of its engagement. The expenses of the Arbitrator shall be shared equally between ESI (I.E., 50%) and the Sellers (i.e., 50%). The Preliminary Closing Date Working Capital Statement, as finally determined pursuant to this Section 1.6, is referred to herein as the "FINAL CLOSING DATE WORKING CAPITAL STATEMENT". For purposes of this Agreement, the term "FINAL CLOSING DATE WORKING CAPITAL" shall mean the Combined Working Capital, as reflected on the Final Closing Date Working Capital Statement.

                  (e) If the Final Closing Date Working Capital exceeds negative eleven million dollars (-$11,000,000) (the "TARGET WORKING CAPITAL"), the Adjusted Base Purchase Price shall be increased by the amount of such excess and ESI shall promptly pay such excess to the Shareholders' Agent, by wire transfer of immediately available funds, together with interest thereon at a rate equal to the rate of interest announced publicly from time to time by Citibank, N.A. as its prime rate from (and including) the Closing Date to (but excluding) the date of such payment. If the Final Closing Date Working Capital is less than the Target Working Capital, the Adjusted Base Purchase Price shall be reduced by the amount of such difference and the Shareholders' Agent shall cause the Sellers to promptly pay such difference to ESI by wire transfer of immediately available funds, together with interest thereon at a rate equal to the rate of interest announced publicly from time to time by Citibank, N.A. as its prime rate from (and including) the Closing Date to (but excluding) the date of such payment.

         Section 1.7       SECURITIES MATTERS.

                  (a) The Shareholders acknowledge that the ESI Shares to be issued and delivered to the Shareholders hereunder will not be registered under the Securities Act of 1933, as amended (the "SECURITIES Act"), and will not be registered or qualified under applicable state securities laws, by reason of their issuance by ESI in a transaction exempt from the registration and qualification requirements of the Securities Act and applicable state securities laws. Each certificate representing the ESI Shares issued pursuant to this Agreement shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION. SUCH SHARES ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN A STOCK AND ASSET PURCHASE AGREEMENT, DATED AS OF FEBRUARY 5, 2002, BY AND AMONG THIS CORPORATION AND CERTAIN PERSONS."

                  (b) The Shareholders will not sell, pledge or otherwise transfer the ESI Shares unless the ESI Shares issued to them are registered or qualified under the Act and under all applicable state securities laws or are exempt therefrom in the opinion of counsel reasonably satisfactory to ESI, it being agreed that Lowenstein Sandler PC is acceptable to ESI.

                  (c)  ESI  shall  give   instructions  to  its  transfer  agent
consistent with this Section 1.7 and shall cooperate with any transfer request made by the Shareholders that is consistent with this Section 1.7.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of the Sellers, jointly and severally, hereby represents and warrants to ESI as follows:

         Section 2.1 ORGANIZATION. Each of the Companies is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction set forth in the Recital paragraphs of this Agreement. Each Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or registered and is in good standing as a foreign corporation to transact business under the laws of each jurisdiction listed on SCHEDULE 2.1 to the Disclosure Letter, including (except as otherwise disclosed in SCHEDULE 2.1 to the Disclosure Letter) each jurisdiction in which such Company owns or leases real estate. The Shareholders have made available to ESI true and complete copies of the charter documents and bylaws of each Company as currently in effect and its corporate record books with respect to actions taken by its shareholders and directors. The LP has been duly organized and is validly existing and in good standing under the New Jersey Uniform Limited Partnership Act, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The LLC has been organized and is validly existing and in good standing under the New Jersey Limited Liability Company Act, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 2.2       AUTHORIZATION.

                  (a) Each Shareholder is an individual residing in the State of New Jersey and has the power and capacity to, and is competent to, execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by such Shareholder in connection with the transactions contemplated by this Agreement (all such certificates, agreements, documents and instruments, together with all certificates, agreements, documents and instruments which the LLC, the LP and/or ESI are required to execute pursuant to the terms of this Agreement, collectively, the "ANCILLARY DOCUMENTS") and to perform such Shareholder's obligations under this Agreement and such Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Documents by each Shareholder and the performance by each Shareholder of the obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action or proceeding required to be taken by each Shareholder. This Agreement has been, and such Ancillary Documents will be as of the Closing Date, duly executed and delivered by each Shareholder or on behalf of each Shareholder by the Shareholders' Agent and do or will, as the case may be, constitute valid and binding agreements of each Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Prior to the execution of this Agreement by the Parties, the Shareholders' Agent has furnished to ESI a true and complete copy of each and every document (each, a "FIDUCIARY DOCUMENT") that establishes or relates to the right, power, capacity or authority of the Shareholders' Agent to execute and deliver this Agreement and the Ancillary Documents as attorney-in-fact and to act as the Shareholders' agent for purposes of performing the Shareholders' obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Richard Ullman is duly authorized and empowered and has been directed to execute and deliver this Agreement and the Ancillary Documents as attorney-in-fact for the Shareholders. The power of attorney delivered to the Shareholders' Agent by the Shareholders other than the Shareholders' Agent has been duly executed and delivered and is enforceable against each Shareholder other than the Shareholders' Agent in accordance with its terms. The Shareholders' Agent is duly authorized and empowered, and has been so directed, to act as the agent of the Shareholders.

                  (b) Each of the Shareholders is also a limited partner of the LP, and a member of the LLC. The only other partner of the LP is its general partner, UGI. The Shareholders are also the sole shareholders of UGI. The Shareholders and UGI are the only members of the LLC. Each of the LP and the LLC has full requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Documents by the LP and the LLC, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action. This Agreement has been, and such Ancillary Documents will be as of the Closing Date, duly executed and delivered by the LP and the LLC and do or will, as the case may be, constitute valid and binding agreements of the LP and the LLC, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 2.3       CAPITAL STOCK.

                  (a) SCHEDULE 2.3 to the Disclosure Letter accurately and completely sets forth the capital structure of each of the Companies by listing thereon the number of shares of capital stock of each Company which are authorized and which are issued and outstanding. All of the issued and outstanding shares of capital stock of each of the Companies (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free and clear of any Liens except as noted on Schedule 2.3 to the Disclosure Letter,
(iii) are held of record and beneficially owned by the Shareholders, (iv) were not issued in violation of the preemptive rights or similar rights of any Person or any agreement or Laws (as hereinafter defined) of any Governmental Entities (as hereinafter defined) or any contract, agreement or instrument to which any Seller or the Companies is subject or bound, as a party or otherwise, and (v) at the Closing will be transferred to ESI free and clear of any Liens. Except as disclosed on SCHEDULE 2.3 to the Disclosure Letter, (W) no shares of capital stock of any of the Companies are reserved for issuance or are held as treasury shares, (X) there are no outstanding rights of first refusal or other transfer restrictions, preemptive rights, options, warrants, rights, calls or commitments, contingent or otherwise, relating to the capital stock of any of the Companies, other than as contemplated by this Agreement; (Y) no Shareholders or any other Person has any rights to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of any of the Companies, or holds securities or obligations of any kind convertible into, or exercisable or exchangeable for, any shares of the capital stock of any of the Companies; and
(Z) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any of the Companies. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote, whether contingent or otherwise, on any matters on which shareholders of the Companies may vote.

                  (b) Upon delivery to ESI of the certificates representing the stock of the Companies set forth on SCHEDULE 2.3 to the Disclosure Letter, at the Closing, good and valid title to all of the issued and outstanding capital stock of the Companies will pass to ESI, free and clear of any Liens, other than Liens created by ESI. Other than this Agreement, and the agreements referred to in SCHEDULE 2.3 to the Disclosure Letter, none of the issued and outstanding shares of the capital stock of the Companies are subject to any contract, agreement or other commitment with respect to the voting, dividend rights or disposition thereof.

         Section 2.4 SUBSIDIARIES. Except as set forth in SCHEDULE 2.4 to the Disclosure Letter, none of the Companies has ever owned, and none of the Companies currently owns, directly or indirectly, any capital stock or other equities, securities or interests in any other Person.

         Section 2.5 ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Documents by the Shareholders, the LP and the LLC do not or will not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with or constitute a breach of or default under any term or provision of the articles or certificate of incorporation, bylaws, limited partnership agreement, operating agreement or similar document of any of the Companies, the LP or the LLC or any Fiduciary Document, (b) except as set forth on SCHEDULE 2.5 to the Disclosure Letter, result in the loss of any benefit or in the creation of any Lien under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any material Company Contract (as hereinafter defined) or any other material contract, agreement, permit, franchise, license, note, bond, mortgage, lease or other instrument or arrangement applicable to the Companies or the Sellers, (c) violate or conflict with or constitute a breach of or default under any judgment, decree or order of any federal, state, local or foreign governments or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign ("GOVERNMENTAL ENTITY") to which the Companies or any of the Sellers is a party or by which any of them or their respective properties are bound or (d) subject to the Qualifications (as defined in Section 2.13), violate or conflict with any statute, law, rule, regulation, ordinance, writ, judgment, decree, order or other requirement (collectively, "LAWS") of any Governmental Entity applicable to any of the Companies or the Sellers. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Companies, the LP, the Shareholders, UGI or the LLC in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and, with respect to CFI and CFINJ, various state laws regulating pharmacies.

         Section 2.6       REAL PROPERTY.


                  (a) The Companies do not own any real property. SCHEDULE 2.6(A)(I) to the Disclosure Letter sets forth a true and complete list of the real property and interests in real property leased by the Companies other than the LLC Leased Real Property (the "LEASED REAL PROPERTY" and each such lease, a "REAL PROPERTY Lease"), specifying: (1) the use made of each Leased Real Property, (2) the address of each Leased Real Property and (3) the owner of the leasehold interest for each Leased Real Property. SCHEDULE 2.6(A)(II) to the Disclosure Letter sets forth a true and complete list of the Real Property Leases with all amendments thereto.

                  (b) The LP has good and sufficient, valid fee simple and marketable title to the Owned Real Property, free and clear of all Liens other than Permitted Liens (as hereinafter defined) and the lien of Mellon Bank described in SCHEDULE 2.6(B) to the Disclosure Letter. Upon delivery to ESI of the deeds to the Owned Real Property, at the Closing, good and valid fee simple and marketable title to the Owned Real Property will pass to ESI, free and clear of any Liens, other than Permitted Liens and Liens created by ESI. Attached to
SCHEDULE 2.6(b) to the Disclosure Letter are copies of currently issued title insurance commitments for the Owned Real Property ("TITLE COMMITMENTS"). Notwithstanding any provision herein to the contrary, ESI agrees that the LP will be deemed to have satisfied its obligations under this Section 2.6(b) to deliver title to the Owned Real Property by delivering title in satisfaction of the requirements of Schedules B-I of the Title Commitments and subject to the exceptions listed in the Schedules B-II of the Title Commitments, provided that exceptions 1-3, 5 (as to current charges), 6, 15 and 16 of Schedule B, Section II of the Title Commitment for the New Jersey Owned Real Property and exceptions 1-3 of Schedule B, Section II of the Title Commitment for the Pennsylvania Owned Real Property shall be removed as exceptions at or prior to Closing (the exceptions not subject to such removal requirement, the "EXCEPTIONS"). For purposes of this Agreement, the term "PERMITTED LIENS" shall mean (a) liens for taxes not yet due and payable, (b) the Exceptions, (c) encumbrances that do not materially interfere with the use, operation or fair market value of the assets to which they are subject or with the ownership of the Owned Real Property, the

LP Owned Equipment or the assets owned by the Companies, (d) liens reflected in notice filings submitted by lessors of personal property and (e) liens described in SCHEDULE 2.6(B) to the Disclosure Letter.

                  (c) Except for Permitted Liens or as set forth on SCHEDULE 2.6(C) to the Disclosure Letter, the Owned Real Property is not subject to (i) any judgment, decree or order of a Governmental Entity (or, to the Knowledge (as hereinafter defined) of the Shareholders, any threatened or proposed judgment, decree or order) to be issued or enforced by a Governmental Entity or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever. The LLC Leased Real Property is not subject to any mortgage lien. Subject to Section 9.18, upon consummation of the Closing, the Companies will have a valid and binding leasehold interest in the LLC Leased Real Property, free and clear of all Liens on such leasehold interest, except for Permitted Liens and restrictions contained in the LLC Real Property Lease.

                  (d) Except as set forth in SCHEDULE 2.6(D) to the Disclosure Letter, there are no condemnation or expropriation or similar proceedings pending or, to the Knowledge of the Shareholders, threatened against the LLC Leased Real Property or the Owned Real Property or the improvements thereon.

                  (e) The Companies have valid and binding leasehold interests in the Leased Real Property, free and clear of all Liens on such leasehold interests, except for Permitted Liens and restrictions contained in the applicable leases as of the date hereof. It is understood that for purposes of this Agreement, a fee mortgage does not constitute a Lien on the related leasehold interest.

                  (f) Other than the Owned Real Property, the LLC Leased Real Property and the Leased Real Property, there is no real property owned, leased or otherwise used in the business of the Companies as currently conducted except as noted on SCHEDULE 2.6(F) to the Disclosure Letter.

         Section 2.7       TITLE TO TANGIBLE PERSONAL PROPERTY; RELATED MATTERS.

                  (a) Each of the Companies has good title to, or a valid and binding leasehold or license interest in, all of the tangible and intangible personal property and assets of such entity; all such personal property, other than personal property leased or licensed to one or more of the Companies, is free and clear of all Liens other than Permitted Liens. No Person other than the Companies and the LP owns any equipment or other tangible personal property or assets situated on the premises of the Companies or used to conduct the business of the Companies, except for the leased items that are subject to the personal property leases set forth on SCHEDULE 2.7 to the Disclosure Letter and items that are subject to leases which are immaterial to the Companies. From September 30, 2001 through the date hereof, the Companies have not sold, transferred or disposed of any tangible personal property or assets, other than sales of inventory or dispositions of obsolete inventory in the ordinary course of business consistent with past practice.

                  (b) Except as set forth in SCHEDULE 2.7 to the Disclosure Schedule, the LP has good title to all of the LP Owned Equipment and, at the Closing, ESI shall receive good title to all of the LP Owned Equipment, free and clear of all Liens other than Liens created by ESI and Permitted Liens.

                  (c) The LP has a valid and binding leasehold interest in all of the LP Leased Equipment, free and clear of all Liens on such leasehold interests, except for Permitted Liens and restrictions contained in the applicable lease as of the date hereof.

         Section 2.8 INVENTORY. The inventory of each of the Companies (a) is sufficient for the operation of such entity in the ordinary course consistent with past practice, (b) consists of items which are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the ordinary course of business (subject to applicable reserves),
(d) is valued on the books and records of such entity at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice and (e) is subject to reserves determined in accordance with GAAP consistently applied. No previously sold inventory is subject to returns in excess of those historically experienced by each of the Companies.

         Section 2.9       FINANCIAL STATEMENTS.

                  (a) The Shareholders' Agent has delivered to ESI true and complete copies of (a) the audited balance sheet of the Companies, on a combined and transaction-adjusted basis, at December 31, 2000 and the audited statements of operations and retained earnings and cash flows of the Companies, on a combined and transaction-adjusted basis, for the year then ended (in each case including the related notes and schedules thereto) (collectively, the "FINANCIAL STATEMENTS"), and (b) the unaudited balance sheet of the Companies, on a combined and transaction-adjusted basis, at September 30, 2001 and the unaudited statement of operations and retained earnings of the Companies, on a combined and transaction-adjusted basis, for the nine months ended September 30, 2001 (in each case excluding any notes or schedules thereto) (collectively, the "INTERIM FINANCIAL STATEMENTS"). For purposes of this Agreement, the term "transaction-adjusted basis" means adjustments which (X) give effect to the adjustments described in SCHEDULE 2.9 to the Disclosure Letter (the "ACCOUNTING ADJUSTMENTS") and (Y) assume that, as of January 1, 2000, (a) the Owned Real Property was owned by the Companies, (b) the assets and liabilities associated with, and the operations of, the vision and dental businesses operated by the Companies (the "VISION AND DENTAL BUSINESSES"), as generally described in
SCHEDULE 4.2.13 to the Disclosure Letter, were excluded from the Companies, (c) the Companies owned the LP Owned Equipment, (d) the Companies were the lessees under the Equipment Lease and (e) the Companies were the lessees under the Real Property Leases, all as described in the notes to the Financial Statements. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except (i) as otherwise stated in the notes to the Financial Statements, (ii) the Interim Financial Statements do not include a statement of cash flows, (iii) the Interim Financial Statements do not include any notes or related schedules and (iv) financial statements of the Companies prepared for periods prior to the periods described in this Section 2.9 do not reflect the Accounting Adjustments. Each of the balance sheets included in the Financial Statements and the Interim Financial Statements (including the related notes and schedules, if any) fairly presents the financial position of the Companies, on a combined and transaction-adjusted basis, as of the dates of such balance sheets, and each of the statements of income and cash flows included in such statements (including the related notes and schedules, if any) fairly presents the results of operations and retained earnings and changes in cash flows, as the case may be, of the Companies, on a combined and transaction-adjusted basis, for the periods set forth therein. Since December 31, 2000, there has been no change in any of the accounting (and tax accounting) policies, practices or procedures of the Companies.

                  (b) The audited combined financial statements of the Companies to be delivered at the Closing pursuant to Section 5.2(m) will be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and will fairly present the financial position of the Companies, on a combined and transaction-adjusted basis, as of December 31, 2001, and the combined results of their operations and cash flows, on a combined and transaction-adjusted basis, for the year then ended.

         Section 2.10      NO  UNDISCLOSED  LIABILITIES.  Except as disclosed in
SCHEDULE 2.10 to the Disclosure Letter, none of the Companies has any liabilities or obligations (whether absolute, contingent or otherwise) which are not adequately reflected or provided for in the unaudited balance sheet included in the Interim Financial Statements, except (a) liabilities and obligations that have been incurred since the date of such balance sheet in the ordinary course of business consistent with past practice and that would not (individually or in the aggregate) have a Company Material Adverse Effect (as defined herein) and
(b) liabilities and obligations of a type which are the subject matter of any other representation (without regard to any specific exclusions from such representations) in this Article II (other than the representations in Section 2.11).

                  "COMPANY MATERIAL ADVERSE EFFECT" shall mean any state of facts, change, event, effect or occurrence (individually or when taken together with all other states of fact, changes, events, effects or occurrences that have occurred or been threatened) that is, or could reasonably be expected to be, materially adverse to the business, financial condition, results of operations, properties, assets or liabilities (including, without limitation, contingent liabilities) of the Companies, other than any state of facts, change, event, effect or occurrence (x) generally affecting the industries in which the Companies and ESI operate (but excluding litigation brought against any of the Companies alleging breaches of duties under ERISA (as hereinafter defined)) or
(y) resulting from the public announcement of the transactions contemplated hereby. A "COMPANY MATERIAL ADVERSE EFFECT" shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (individually or when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) prevents or could reasonably be expected to prevent the performance by the Sellers of any of their respective obligations under this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.

         Section  2.11      ABSENCE  OF CERTAIN CHANGES.  Except as set forth in
SCHEDULE 2.11 to the Disclosure Letter, since September 30, 2001, there has not been (i) any Company Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of the Companies with a value in excess of $250,000, whether or not covered by insurance or (iii) any action taken of the type described in Section 4.2.1, which, had such action occurred after the date of this Agreement, would be in violation of such Section.

         Section  2.12      LEGAL  PROCEEDINGS.  Except as set forth in SCHEDULE
2.12 to the Disclosure Letter, there are no suits, actions, demands, claims, arbitrations or investigations (collectively, "Actions") pending or, to the Knowledge of the Shareholders, threatened against, relating to or involving any of the Companies, the personal property of the Companies, the Owned Real Property, the LLC Leased Real Property, the LP Leased Equipment, the Equipment Lease or the LP Owned Equipment by any Governmental Entity or other Person and, to the Knowledge of the Shareholders, there are no Actions pending or threatened relating to or involving the Leased Real Property. None of such Actions or investigations, if finally determined adversely, would have or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in SCHEDULE 2.12 to the Disclosure Letter, none of the Companies, the Owned Real Property, the LLC Leased Real Property or the LP Owned Equipment is subject to or the subject of any judgment, decree, injunction, rule or order of any Governmental Entity and, to the Knowledge of the Sellers, none of the Leased Real Property or other assets leased to any of the Companies is subject to or the subject of any judgment, decree, injunction, rule or order of any Governmental Entity.

         Section 2.13      COMPLIANCE WITH LAW.

                  (a) Except as set forth in SCHEDULE 2.13 to the Disclosure Letter (the exceptions and qualifications set forth in such Schedule being referred to herein as the "QUALIFICATIONS"), (i) the Companies, the LP (with respect to the Owned Real Property, the LP Leased Equipment, the Equipment Lease and the LP Owned Equipment) and the LLC (with respect to the LLC Leased Real Property), are in compliance in all material respects with all applicable Laws,
(ii) none of the Companies, the LP or the LLC is a party to or bound by any judgment, decree, injunction, rule or order of any Governmental Entity or a corporate integrity agreement or other formal or informal agreement with a Government Entity or enforcement action by a Governmental Entity, (iii) each of the Companies has all required governmental licenses, permits, certificates, approvals and authorizations (collectively, "PERMITS") material to its business and necessary for the conduct of its business and the use of its properties and assets, as presently conducted and used, and (iv) each director, officer, employee and agent of any of the Companies has all Permits which are material to the Companies' business and required for the performance of his or her duties for such Company. Except as set forth in SCHEDULE 2.13 to the Disclosure Letter, since January 1, 1997, none of the Companies and none of their respective directors, officers, employees and agents has been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Permit of such Company or such individual and none of the Companies has received any notice from any Governmental Entity that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any applicable Law or Permit.

                  (b) Without limiting the generality of clause (a) above, none of the Companies is engaged in any activity, whether alone or in concert with one or more of their business associates, which would constitute a violation by the Companies (or, in the case of clause (v), a violation by the Companies' customers) of: (i) the federal Medicare and Medicaid statutes, the federal statutes relating to health care fraud and abuse and kickbacks, including 42 U.S.C. ss. 1320a-7b, 42 U.S.C. ss. 1320a-7a, 42 U.S.C. ss. 1395nn and the
federal Civil False Claims Act, 31 U.S.C. ss. 3729 ET. SEQ., or related or similar statutes pertaining to any other federal health care program (as such term is defined in 42 U.S.C. ss. 1320a-7b(f)) or the regulations promulgated pursuant to any of such statutes; (ii) state Laws pertaining to Medicaid or any other state health care or health insurance programs; (iii) state or federal Laws pertaining to billings to or claims for reimbursement submitted to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; (iv) federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any non-governmental health care plan or health insurance arrangement or (v) ERISA.

                  (c) Without limiting the generality of clause (a) above, none of the Companies or their respective officers, directors, managing employees, agents or persons with direct or indirect ownership interests in any of the Companies (as those terms are used in 42 C.F.R. ss. 1001.1001) has engaged in any activities that are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from any federal health care program under, Sections 1128, 1128A, 1128B or 1877 of the Social Security Act ("SSA") or related state or local Laws, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, rebate or bribe), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or any federal health care program, or (ii) in return for the purchase, lease, or order or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under Medicare, Medicaid or any federal health care program.

                  (d) Without limiting the generality of clause (a) above, none of the Companies or their respective officers, directors, managing employees, agents or persons with direct or indirect ownership interests in any of the Companies (as those terms are used in 42 C.F.R. ss. 1001.1001):

                           (i) has had a civil monetary penalty assessed against
it under  Section 1128A of the SSA or any regulations promulgated thereunder;

                           (ii) has been excluded from  participation  under the
Medicare program or a federal health care program (as defined in SSA Section 1128B(f)) or a state health care program (as defined in SSA Section 1128(h)) or any regulations promulgated thereunder;

                           (iii) has been convicted  (as defined in 42 C.F.R.ss.
1001.2) of any criminal offense relating to the delivery of an item or service under Medicare, a federal health care program or state health care program or relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance (as defined in 42 C.F.R. ss. 1001.2); or

                           (iv) is  a party to or the  subject of any  action or
proceeding concerning any of the matters described above in clauses(d)(i) through (iii).

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

         Section 2.14 COMPANY CONTRACTS. SCHEDULE 2.14 to the Disclosure Letter sets forth a true and complete list of the following contracts to which any of the Companies is a party (the "COMPANY CONTRACTS"):

                  (a) contracts with the top 50 sponsors (such ranking based on claims paid for the month of December, 2001) for the provision of pharmacy benefit management services or other goods or services by any of the Companies or their subsidiaries (the "MAJOR SPONSORS");

                  (b) all contracts with pharmaceutical manufacturers or other suppliers for the supply of pharmaceutical goods or services to any of the Companies including but not limited to all contracts with pharmaceutical manufacturers for rebates, discounts or other services;

                  (c) the Equipment Lease;

                  (d) any contract or agreement for capital expenditures by the Companies in excess of $250,000;

                  (e) any employee collective bargaining agreement or other contract with any labor union;

                  (f) any covenant of such Company not to compete;

                  (g) any agreement, contract or other arrangement with (A) any Seller or any Affiliate of a Seller (other than another Company) or (B) any officer, director or employee of another Company, any Seller or any Affiliate of a Seller (other than employment agreements covered by clause (o) below);

                  (h) any agreement, contract or other arrangement in excess of $50,000 per year pertaining to the Owned Real Property or any portion thereof, including but not limited to the leases thereof to one or more of the Companies;

                  (i) any agreement, contract or other arrangement under which such Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than another Company) or any other note, bond, debenture or other evidence of indebtedness issued by such Company to any Person (other than another Company);

                  (j) any agreement, contract or other arrangement (including so-called take-or-pay or keepwell agreements) under which (A) any Person (including any Company) has directly or indirectly guaranteed indebtedness, liabilities or obligations of such Company or (B) such Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                  (k) except for employee advances or loans made in the ordinary course in amounts less than $10,000 per employee, any agreement, contract or other arrangement under which such Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than another Company);

                  (l) any agreement, contract or other arrangement (i) set forth in SCHEDULE 2.14(A) to the Disclosure Letter, (ii) with a drug company or (iii) involving payments made by or to any of the Companies in excess of $100,000 per annum that gives to a party other than the Company a right to cancel or terminate such agreement, contract or instrument or any portion thereof upon a change of control of any of the Companies, or has similar provisions with respect to a change of control of any of the Companies;

                  (m) any agreement, contract or other arrangement providing for
(A) the acquisition, directly or indirectly whether by merger, consolidation or otherwise, of a material amount of assets (whether tangible or intangible) or the capital stock or other equity interests of another Person or (B) the disposition, directly or indirectly whether by merger, consolidation or otherwise, of assets (whether tangible or intangible) or the capital stock of any of the Companies to another Person, other than the disposition of obsolete inventory in the ordinary course of business consistent with past practice, sales of inventory in the ordinary course of business consistent with past practice and transfers contemplated by Section 4.2.13;

                  (n) any agreement, contract or other arrangement to which such Company is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any Person (other than another Company) in excess of $1,000,000 and either (A) is not terminable by such Company by notice of not more than 60 days for a cost of less than $1,000,000 or (B) is not disclosed elsewhere by any other provision of this Agreement;

                  (o) any employment contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contractor relationship in respect to any officer, employee or former employee, consultant or independent contractor (collectively, the "EMPLOYMENT AGREEMENTS"); and

                  (p)  any Real Property Lease.

                  True and complete copies of all Company Contracts have been made available to ESI. Other than Company Contracts that have terminated or expired in accordance with their terms, each Company Contract is in full force and effect, is a legal, valid and binding obligation of the Company and, to the Knowledge of the Shareholders, of each other party thereto and is enforceable, in accordance with their terms, against the Company and, to the Knowledge of the Shareholders, against each other party thereto (subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies). There are no existing or alleged material defaults or breaches by any of the Companies under any Company Contract (or events or conditions which, with notice or lapse of time or both would constitute such a default or breach) and, to the Knowledge of the Shareholders, there are no existing or alleged material defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute such a default or breach) by any party (other than a Company) to any Company Contract. Except as set forth on SCHEDULE 2.14 to the Disclosure Letter, as of the date hereof none of the Companies is participating in any discussions or negotiations regarding any material modification of or amendment to any Company Contract. Except as set forth on SCHEDULE 2.14 to the Disclosure Letter, there is no Company Contract under which any Company or an Affiliate of a Company (i) is at risk for all or any part of the drug ingredient cost (including but not limited to any capitated contracts, risk-sharing or "risk band" contracts, contracts with performance guarantees related to the drug ingredient cost, or similar contracts), (ii) guarantees a minimum rebate amount (whether stated as a percentage, a specific amount per prescription, or otherwise) or (iii) undertakes to offer the customer the best pricing offered to any other customer or class of customers.

         Section 2.15      TAX RETURNS; TAXES.

                  (a) Except as otherwise disclosed in SCHEDULE 2.15(A) to the Disclosure Letter: (i) all Tax Returns of each of the Companies due to have been filed through the date hereof in accordance with any applicable law have been duly filed and are correct and complete in all respects; (ii) all Taxes, deposits or other payments for which any of the Companies may have any liability through the date hereof (whether or not shown on any Tax Return), have been paid in full or are accrued for as liabilities for Taxes on the books and records of the Companies; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns have been paid in full, accrued on the books of the Companies, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or, to the Knowledge of the Shareholders, threatened, and no audit or investigation of any Tax Return is currently underway, pending or, to the Knowledge of the Shareholders, threatened; (vi) no claim has ever been made by an authority in a jurisdiction in which any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) each of the Companies have duly and timely withheld and paid over to the appropriate taxing authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party under all applicable laws and regulations; (viii) there are no outstanding waivers or agreements by or on behalf of any of the Companies for the extension of time applicable to any claim for, or the period for the collection or the assessment of, any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any of the Companies or any other matter pending between any of the Companies and any taxing authority; (ix) none of the Companies has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"); (x) none of the Companies has been a "United States real property holding corporation" within the meaning of Section
897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) none of the Companies is a party to, is bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (xii) none of the Companies has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xiii) each of the Companies has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations; (xiv) there are no Liens with respect to Taxes upon any of the assets or properties of the Companies, the Owned Real Property, the LLC Leased Real Property, the LP Owned Equipment, the Equipment Lease or the LP Leased Equipment, other than with respect to Taxes not yet due and payable; and (xv) neither the Owned Real Property, the LLC Leased Real Property, the LP Owned Equipment, the Equipment Lease or the LP Leased Equipment nor any of the assets owned by the Companies is
(A) Tax-exempt use property  within the meaning of Section 168(h) of the Code or
(B) property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

                  (b) Except as set forth in SCHEDULE 2.15(B) to the Disclosure Letter, the Shareholders have delivered to ESI true and complete copies of all open income Tax Returns (together with any agent's reports and any accountants' work papers) relating to the operations of the Companies for the years for which Tax Returns are due to have been filed.

                  (c) "TAXES" means all taxes, assessments, charges, duties, fees, levies or similar governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, estimated, stamp, add-on, or alternative minimum, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which any of the Companies may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity. "TAX RETURN" shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including, without limitation, any estimated returns and reports, with respect to Taxes.

                  (d) (i) Except as set forth on SCHEDULE 2.15(D) to the Disclosure Letter, each of the Companies has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any corresponding provision of state, local or foreign income Tax law) at all times during its existence and will continue to be an S corporation up to and including the Closing Date; (ii) none of the Companies (x) will be liable for any Tax under Section 1374 of the Code (or any corresponding provision of state, local or foreign income Tax law) in connection with the deemed sale of its assets caused by the Section 338(h)(10) Elections, (y) has acquired assets from another corporation in a transaction in which such Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (z) has acquired the stock of any corporation which is a qualified subchapter S subsidiary; and (iii) SCHEDULE 2.15(D)(III) to the Disclosure Letter identifies, with respect to each of the Companies, each state and local jurisdiction in which such entity files Tax returns and indicates whether such entity is treated as an S corporation for state and local income Tax purposes.

                  (e) The unpaid Taxes of the Companies (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the balance sheet included in the Interim Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.

         Section 2.16 OFFICERS AND EMPLOYEES. SCHEDULE 2.16 to the Disclosure Letter contains a true and complete list of (a) all of the officers of the Companies as of the date hereof, specifying their position, annual rates of compensation in excess of $75,000, date of hire, work location, length of service, Tax withholding history and the allocation of amounts paid and other benefits provided to each of them, respectively, and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Companies as of the date hereof, specifying their position, annual salary or hourly wages, date of hire, work location, length of service or hours of service, Tax withholding history and the allocation of amounts paid and other benefits provided to each of them, respectively. None of the Companies or the Shareholders has received a claim from any Governmental Entity to the effect that any of the Companies has improperly classified as an independent contractor any person named on SCHEDULE 2.16 to the Disclosure Letter. Except for Permitted Payments (as defined in Section 4.2.8), none of the Companies or the Shareholders has made any verbal or written commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.

         Section 2.17      COMPANY BENEFIT PLANS.

                  (a) The term "COMPANY BENEFIT PLAN" means each Employee Benefit Plan (including without limitation each Employment Agreement) sponsored or maintained or required to be sponsored or maintained at any time by any of the Companies or to which any of the Companies makes or has made, or has or has had an obligation to make, contributions or payments at any time. SCHEDULE 2.17 to the Disclosure Letter contains a true and complete list of each Company Benefit Plan currently sponsored, maintained or contributed to by any of the Companies or to which any of the Companies has an obligation to contribute.

                  (b) The term "EMPLOYEE BENEFIT PLAN" shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions or payments providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, former directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including, without limitation, each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan and collective bargaining agreement, "welfare plan" (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), determined without regard to whether such plan is subject to ERISA); each "pension plan" (within the meaning of Section 3(2) of

ERISA, determined without regard to whether such plan is subject to ERISA); and each severance, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and other employee benefit plan, fund, program, agreement or arrangement.

                  (c) The term "ERISA AFFILIATE PLAN" shall mean each Employee Benefit Plan of any Person (whether incorporated or unincorporated), that together with any Company would be deemed a "single employer" within the meaning of Section 414 of the Code (an "ERISA AFFILIATE"), or to which such ERISA Affiliate makes, or has an obligation to make, contributions or with respect to which any Company could reasonably be expected to have any liability under
Section 4069 or 4212(c) of ERISA.

                  (d) Except as set forth in SCHEDULE 2.17 to the Disclosure Letter,

                           (i) With  respect  to  each Company Benefit Plan, the
Shareholders have delivered or made available to ESI true and complete copies of the current plan documents and any amendments thereto, any related trust or other funding vehicle, the most recent annual report required to be filed with any Governmental Entity with respect to such plan, the most recent actuarial report, the most recent funding and financial information returns and statements, all current contracts with any parties providing services or insurance to such plan, current plan summaries or summary plan descriptions, the most recent summary annual report, and the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code; in each case to the extent applicable with respect to such Company Benefit Plan.

                           (ii) No Company Benefit Plan or ERISA Affiliate  Plan
is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. None of the Companies or their subsidiaries has terminated or withdrawn from or sought a funding waiver or has any liability (whether or not contingent) with respect to, and no facts exist which could reasonably be expected to result in a termination or withdrawal from or seeking a funding waiver or any liability with respect to any Company Benefit Plan or ERISA Affiliate Plan which is subject to Title IV of ERISA.

                           (iii) Each Company Benefit Plan has been established,
registered and qualified in accordance with its terms and in compliance with ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations ("APPLICABLE BENEFIT LAWS") and has been invested, operated and administered, in all material respects, in accordance with its terms and in compliance with ERISA, the Code and all other Applicable Benefit Laws.

                           (iv) Each   Company   Benefit   Plan  intended  to be
"qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under
Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified; and no fact or circumstance exists that is likely to result in the revocation of any such determination or other letter.

                           (v) No   Company   Benefit  Plan   provides  medical,
surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of any of the Companies or any predecessor in interest of any such entity for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by Applicable Benefit Law and only to the extent required under such law.

                           (vi) All  contributions  or  premiums  required to be
made by any of the Companies under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with Applicable Benefit Laws and the terms of the Company Benefit Plan.

                           (vii) No  insurance  policy or any other  contract or
agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

                           (viii) Except for Permitted  Payments  and except for
amounts due to Newco Employees (as hereinafter defined) from entities other than the Companies, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any of the Companies to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount, of compensation due any such individual.

                           (ix) None  of the  Companies  has made any  payments,
is obligated to make any payments, or is a party to any agreement that under certain circumstances could require any payments, including, without limitation, the Permitted Payments, that will not be deductible for federal income Tax purposes by reason of Section 280G of the Code.

                           (x) There are no pending, or to the  Knowledge of the
Shareholders, threatened, claims, investigations, examinations, audits or other proceedings or actions by, against, involving or on behalf of any Company Benefit Plan, by any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any of the Companies or any predecessor in interest covered under such Company Benefit Plan, by any Governmental Entities or otherwise, involving any such Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Shareholders, there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any material liability in the event of any such claim, investigation, examination, audit or other proceeding.

                           (xi)  Each   Company   Benefit  Plan  that is a group
health plan has complied in all material respects with the requirements of the Consolidated Omnibu Budget Reconciliation Act of 1985, as amended, and with the Health Insurance Portability and Accountability Act of 1996, and applicable regulations issued thereunder.

         Section 2.18 LABOR RELATIONS. Except as set forth in SCHEDULE 2.18 to the Disclosure Letter:

                  (a) the employees of the Companies have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including, without limitation, the United States National Labor Relations Board ("NLRB") or certified or voluntarily recognized by any other Governmental Entity;

                  (b) none of the Companies has been, and none of the Companies is, a signatory to a collective bargaining agreement with any trade union, labor organization or group except as set forth in a Company Contract;

                  (c) no representation election petition or application for certification has been filed by employees of any of the Companies since January 1, 1997 or is pending with the NLRB or any other Governmental Entity and, to the Knowledge of the Shareholders, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Companies has occurred since January 1, 1997 or is in progress;

                  (d) (i) since January 1, 1997, none of the Companies has engaged in any unfair labor practice and (ii) no labor board proceeding of any kind, including any such proceeding against any of the Companies or any trade union, labor union, employee organization or labor organization representing the employees of any of the Companies is pending or, to the Knowledge of the Shareholders, threatened;

                  (e) since January 1, 2000, no grievance or arbitration  demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending or, to the Knowledge of the Shareholders, has been threatened against any of the Companies;

                  (f) since January 1, 1997, no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of any of the Companies has occurred, is in progress or, to the Knowledge of the Shareholders, has been threatened;

                  (g) since January 1, 1997, no breach of contract and/or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Shareholders, is threatened against any of the Companies and/or any trade union, labor union, employee organization or labor organization representing the employees of any of the Companies;

                  (h) since January 1, 1997, no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Shareholders, is threatened against any of the Companies under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign law, regulation or ordinance (other than workers' compensation laws);

                  (i) since January 1, 1997, no discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Shareholders, is threatened against any of the Companies under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), ERISA or any other federal law or comparable state fair employment practices act or foreign law;

                  (j) if any of the Companies is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed since January 1, 1997, or is pending or, to the Knowledge of the Shareholders, is threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;

                  (k) since January 1, 1997, no citation has been issued by the Occupational Safety and Health Administration ("OSHA") against any of the Companies and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any of the Companies has been filed or is pending or, to the Knowledge of the Shareholders, is threatened against any of the Companies under OSHA or any other applicable law relating to occupational safety and health;

                  (l) since January 1, 2000, no workers' compensation claim, complaint, charge or investigation has been filed or is pending against any of the Companies;

                  (m) since January 1, 1997, no investigation or citation of any of the Companies has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Shareholders, threatened under federal or foreign immigration law;

                  (n) since January 1, 1997, none of the Companies has taken any action that would constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and
Retraining Notification Act ("WARN") or would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

                  (o) since January 1, 1997, no wrongful discharge, retaliation, libel, slander or other similar claim, complaint, charge or investigation that arises out of the employment relationship between any of the Companies and their respective employees has been filed or is pending or, to the Knowledge of the Shareholders, is threatened against any of the Companies under any applicable law;

                  (p) each of the Companies has maintained and currently maintains insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims; is in compliance in all material respects with all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor

Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the "LABOR LAWS"); and

                  (q) none of the Companies is liable for any liabilities, judgments, claims, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws; and each of the Companies has complied in all material respects with, and the Shareholders' Agent has provided ESI with a true and correct copy of each policy of such Company for providing leaves of absence under, the FMLA.

         Section 2.19 INSURANCE POLICIES. SCHEDULE 2.19 to the Disclosure Letter contains a true and complete list of all insurance policies carried by or for the benefit of each of the Companies, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. All insurance policies and surety bonds with respect to the business and assets of the Companies are in full force and effect and will be maintained in full force and effect as they apply to any matter, action or event occurring through the Closing Date, and none of the Companies has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years.

         Section 2.20 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Except as set forth in SCHEDULE 2.20 to the Disclosure Letter:

                  (a) each of the Companies, the LP (with respect to the Owned Real Property) and the LLC (with respect to the LLC Leased Real Property) possesses and is, and at all prior times has been, in compliance in all material respects with, all permits, licenses, registrations, approvals and government authorizations, and has filed all notices that are required, under local, state and federal Laws relating to protection of the environment, human health, natural resources, pollution control, product registration and Hazardous Materials ("ENVIRONMENTAL LAWS"); each of the Companies, the LP and the LLC is, and at all prior times has been, in compliance in all material respects with all Environmental Laws, including, without limitation, applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

                  (b) none of the  Companies,  the LP (with respect to the Owned
Real Property) or the LLC (with respect to the LLC Leased Real Property) has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar foreign, state or local statute or ordinance from any Governmental Entity or other Person and there are no facts or circumstances which could reasonably be expected to form the basis for the assertion of any material claim against any of the Companies, the LP or the LLC under any Environmental Laws, including, without limitation, CERCLA or any similar local, state or foreign law;

                  (c) none of the Companies, the LP (with respect to the Owned Real Property) or the LLC (with respect to the LLC Leased Real Property) has entered into or agreed to enter into, and no such entity contemplates entering into, any consent decree or order, and no such entity is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

                  (d) none of the Companies, the LP (with respect to the Owned Real Property) or the LLC (with respect to the LLC Leased Real Property) has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations, either now or any time during the past five (5) years;

                  (e) none of the Companies, the LP (with respect to the Owned Real Property) or the LLC (with respect to the LLC Leased Real Property) is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any of the Companies, the LP or the LLC, or their respective employees, agents or representatives, or arising out of the ownership, use, control or operation by any of the Companies, the LP or the LLC of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by any of the Companies, the LP or the LLC) from which any Hazardous Materials were released into the environment (the term "RELEASE" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "ENVIRONMENT" meaning any surface or ground water, drinking water supply, soil, indoor or outdoor surface or subsurface strata or medium, or the ambient air);

                  (f) the Shareholders have heretofore made available to ESI true and complete copies of all reports, correspondence, memoranda, computer data and files, in the possession or control of the Sellers, that relate in any material respect to environmental matters;

                  (g) none of the Companies, the LP (with respect to the Owned Real Property) or the LLC (with respect to the LLC Leased Real Property) has paid any fines, penalties or assessments or failed to pay any fines, penalties or assessments within the last five (5) years with respect to environmental matters;

                  (h) none of the Owned Real Property or the LLC Leased Real Property or the improvements or, to the Sellers' Knowledge, equipment thereon contain any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers of material quantities of Hazardous Materials; to the Knowledge of the Sellers, none of the Leased Real Property or the improvements or equipment thereon contain any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers of material quantities of Hazardous Materials;

                  (i) none of the Companies, the LP or the LLC has, nor, to the Knowledge of the Shareholders, has any other Person, with respect to the Owned Real Property, the LLC Leased Real Property or the Leased Real Property, imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance in all material respects with all Environmental Laws; and

                  (j) the execution of this Agreement and the consummation of the transactions contemplated hereby do not require the making of any filing or submission or the obtaining of any consent under the New Jersey Industrial Site Recovery Act.

                  As used in this Agreement, the term "HAZARDOUS MATERIALS" means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by any of the Companies, the LP or the LLC is in any way governed by or subject to any applicable Environmental Law. For purposes of any statements made in Sections 2.20(a) through 2.20(h) regarding the Leased Real Property which are made to the Knowledge of the Sellers, the Sellers shall be deemed to have Knowledge of all acts and omissions of employees of the Companies.

         Section 2.21      INTELLECTUAL PROPERTY; SOFTWARE.

                  (a) SCHEDULE 2.21(A) to the Disclosure Letter sets forth a true and complete list of all copyrights, trade names, trademarks, service marks or patents (or applications therefor) which are used by any of the Companies in their respective businesses, indicating as to each whether such Company is a licensee or licensor and the jurisdictions where each is registered (if any). Each Company has good title to or possesses adequate licenses or other valid rights to use all Intellectual Property used by such Company in its business or necessary to conduct its business ("COMPANY IP"), free and clear of all Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. To the Knowledge of the Shareholders and subject to the disclaimer set forth in SCHEDULE 2.21(A) to the Disclosure Letter, neither the use of such Intellectual Property nor the conduct of the Companies' businesses in accordance with each such entity's past practice, misappropriates, infringes upon or conflicts with any Intellectual Property of any third party. Except as set forth in SCHEDULE 2.21(A) to the Disclosure Letter, no party has filed a claim (or, to the Knowledge of the Shareholders, threatened to file a claim) against any Company alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property of a third party, and none of the Companies has violated or infringed any patent, trademark, trade name, service mark, service name, copyright or trade secret held by a third party. No order, decree, judgment, temporary restraining order or preliminary or permanent injunction has been rendered by any Governmental Entity, and no Action is pending, or, to the Knowledge of the Shareholders, threatened, that, in any such case, limits or challenges the ownership, use, validity or enforceability of any Company IP.

                  "INTELLECTUAL PROPERTY" means all intellectual property, including all (i)(a) patents, inventions, discoveries, processes, technology, know-how and related improvements; (b) copyrights and works of authorship in any media, including computer programs, databases, data and related items, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names and URLs, logos and trade dress; (d) trade secrets and proprietary or confidential information; (ii) registrations, applications, recordings, and licenses or other agreement related thereto; and (iii) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or other legal protections related thereto.

                  (b) SCHEDULE 2.21(b) to the Disclosure Letter sets forth a true and complete list of: (i) all software owned by any of the Companies (the "COMPANY PROPRIETARY SOFTWARE"); (ii) all software (other than Company Proprietary Software) used by any of the Companies (the "COMPANY LICENSED SOFTWARE" and, together with the Company Proprietary Software, the "COMPANY SOFTWARE") other than software licensed to the Companies pursuant to shrink wrap licenses; and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by any of the Companies.

                  (c) Each of the Companies has exclusive right, title and interest in and to all of its Company Proprietary Software. Each of the Companies has developed its Company Proprietary Software through such entity's own efforts, as described in Section 2.21(e), and for its own account, and the Company Proprietary Software is free and clear of all Liens other than Permitted Liens. The use of the Company Software does not breach any terms of any license or other contract between any of the Companies and any third party. Each of the Companies is in compliance with the terms and conditions of all license agreements relating to the Company Licensed Software.

                  (d) Subject to the disclaimer set forth in SCHEDULE 2.21(A) of the Disclosure Letter, the Company Proprietary Software does not infringe any validly existing Intellectual Property right of any third party. The source code for the Company Proprietary Software has not been disclosed to any Person other than employees of the Companies except as otherwise required by law.

                  (e) The Intellectual Property owned by the Companies, including but not limited to Company Proprietary Software, were: (i) developed by the employees of the Companies working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed or agreed to execute appropriate instruments of assignment in favor of the Companies as assignee which convey to the Companies ownership of all of his, her or its Intellectual Property rights in such Intellectual Property; or (iii) acquired by the Companies in connection with acquisitions in which the Companies obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Intellectual Property. None of the Companies has received notice from any third party claiming any right, title or interest in the Company Proprietary Software or owned Intellectual Property.

                  (f) None of the Companies has granted rights in the Company Software to any third party.


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

         Section 2.22 TRANSACTIONS WITH AFFILIATES. Except as set forth in Company Contracts or SCHEDULE 2.22 to the Disclosure Letter, no Shareholder, officer or director of any of the Companies, or any individual with whom any such Shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any Person in which any such Shareholder, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of any of the Companies has any interest in: (a) any contract, arrangement or understanding with, or relating to, any of the Companies or the properties or assets of any of the Companies; (b) any loan, arrangement, understanding, agreement or contract for or relating to any of the Companies or the properties or assets of any of the
Companies; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any of the Companies. For purposes of this Agreement, "AFFILIATE" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, "CONTROL," when used with respect to any specified Person, means the power to direct or influence the management and policies of such Person, directly or indirectly, whether through the ownership of 10% or more of the voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing. In addition, for
purposes  of  this  Agreement,  "PERSON"  means  any  individual,   corporation,
partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Entity or other entity. SCHEDULE 2.22 to the Disclosure Letter also sets forth a complete list of all accounts, notes, indebtedness and claims for money not in the ordinary course of business, and other receivables and accounts payable ("AFFILIATE NOTES") owed by the Companies to, or due to the Companies from, the Shareholders or any officer or director of any of the Companies, other than amounts arising in the ordinary course of business in connection with an employment relationship with the Companies.

         Section 2.23 NONDISCLOSED PAYMENTS. None of the Companies or the officers or directors of any such entity, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and accurately disclosed in the books and records of the Companies in connection with or in any way relating to or affecting any of the Companies.

         Section 2.24    SUFFICIENCY OF ASSETS; CUSTOMER AND SUPPLIER RELATIONS.

                  (a) Except as set forth on SCHEDULE 2.24 to the Disclosure Schedule, the assets and properties owned by the Companies or leased or licensed by the Companies from the LP, the LLC or others, including but not limited to the Owned Real Property, the LLC Leased Real Property, the Leased Real Property, the LP Leased Equipment, the LP Owned Equipment, Company Contracts and Company IP, constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Companies in the manner in which such business is currently being conducted and has been conducted at any time since January 1, 1997.

                  (b) Each of the Companies maintains good relations with each of its Major Sponsors and Major Suppliers, and, to the Knowledge of the Shareholders, except as set forth in SCHEDULE 2.24 to the Disclosure Letter, no event has occurred as of the date hereof that would materially and adversely affect the relations with any such Major Sponsor or Major Supplier. Except as



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

set forth in SCHEDULE 2.24 to the Disclosure Letter, none of the Major Sponsors or Major Suppliers has, during the twelve months ended as of the date hereof, canceled, terminated, issued a request for proposal, or otherwise requested a bid for service, or made any threat to cancel, terminate, issue a request for proposal, or otherwise request a bid for service with respect to its contract, or to materially decrease its usage or supply of the services or products of the Companies. Except as set forth in SCHEDULE 2.24, prior to the date hereof, none of the Companies received any notice, and the Shareholders had no Knowledge, to the effect that any Major Sponsor or Major Supplier may terminate or materially alter its business relations with any of the Companies. For purposes of this Agreement, the term "MAJOR Suppliers" shall mean the top 50 suppliers to the Companies (such ranking based on gross sales to the Companies during 2001).

         Section 2.25      ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE; INDEBTEDNESS.

                  (a) ACCOUNTS RECEIVABLE. The Shareholders have delivered to ESI a schedule of the Companies' accounts receivable as of September 30, 2001 (the "RECEIVABLES") showing the amount of each such Receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date. Except as set forth in SCHEDULE 2.25(A) to the Disclosure Letter, to the Knowledge of the Shareholders, the Substantial Debtors are not (A) as of the date hereof, involved in or subject to a bankruptcy or insolvency proceeding, or
(B) during the period between the date hereof and the Closing Date, reasonably expected to become involved in or subject to a bankruptcy or insolvency proceeding, the results of which (in the case of clause (B)) would materially and adversely affect the Companies, and none of the Receivables from the Substantial Debtors have been made subject to an assignment for the benefit of creditors. For purposes of this Agreement, the term "Substantial Debtors" shall mean any debtor set forth on such accounts receivable schedule who, as of September 30, 2001, owed the Company more than $50,000. Except as set forth in
SCHEDULE 2.25(A) to the Disclosure Letter, all Receivables which are reflected on the Interim Financial Statements or which will be reflected on the Final Closing Date Working Capital Statement (i) are valid, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Liens. Except as set forth in SCHEDULE 2.25(B) to the Disclosure Letter and the schedule referenced in the first sentence of this Section 2.25(a) and after giving effect to any reserve to be reflected on the Final Closing Date Working Capital Statement, all such Receivables are current, and there are no disputes regarding the collectibility of any such Receivables. None of the Companies has factored any of its Receivables.

                  (b) ACCOUNTS PAYABLE. The accounts payable of the Companies reflected or to be reflected on the audited balance sheets of the Companies, on a combined basis, at December 31, 2000 and 2001 (and those which will be reflected on the Final Closing Date Working Capital Statement) arose from bona fide transactions in the ordinary course of business.

                  (c) INDEBTEDNESS. Except for capitalized leases, Indebtedness to the Sellers and Indebtedness described on SCHEDULE 2.25(C) to the Disclosure Letter, the Companies do not have any Indebtedness.

         Section 2.26 PERMITS. SCHEDULE 2.26 to the Disclosure Letter is a true and complete list of Permits pertaining to the Owned Real Property, the LLC Leased Real Property, the Leased Real Property, the LP Owned Equipment, the LP Leased Equipment and the Equipment Lease, held by any of the Companies, the LLC or the LP and issued by, or submitted by any of the Companies to, any Governmental Entity or other Person. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such Permit, although no representation is made as to whether any such Permits may be used by ESI after the change of control of the Companies effected by the consummation of the Closing. The Companies have taken all necessary action to maintain each such Permit, except where the failure to so act would not be likely to have a Company Material Adverse Effect. Except as set forth in SCHEDULE 2.26 to the Disclosure Letter, no loss, restriction or expiration of any such Permit is pending, or, to the Knowledge of the Shareholders, threatened or reasonably likely to occur (other than expiration upon the end of any term) and no Action is pending, which in any way seeks to revoke, condition or restrict any Permit.

         Section 2.27 BANK ACCOUNTS. SCHEDULE 2.27 to the Disclosure Letter sets forth a true and complete list and description of the bank accounts, lock box accounts and other accounts maintained by or for the benefit of each of the Companies, and the signatories thereto.

         Section 2.28 BROKERS, FINDERS AND INVESTMENT BANKERS. Except as set forth on SCHEDULE 2.28 to the Disclosure Letter, none of the Shareholders, the Companies, the LP or the LLC or any of their respective officers, directors, employees or Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

         Section 2.29      PHARMACEUTICAL  REGULATION.  Except  as set  forth on
SCHEDULE  2.29 to the  Disclosure Letter:

                  (a) Subject to the Qualifications, each of the Companies possesses all required registrations, licenses and other permits from the United States Food and Drug Administration ("FDA"), United States Drug Enforcement Administration ("DEA"), relevant foreign and state agencies, pharmacy boards and any other relevant agencies to receive, store, distribute, import, and export pharmaceutical products, including pharmaceutical products regulated as controlled substances, at and from its facilities.

                  (b) Subject to the Qualifications, each of the Companies is in compliance in all material respects with the Prescription Drug Marketing Act, the Federal Controlled Substances Act, the Food, Drug and Cosmetic Act, state pharmacy Laws in the States of New Jersey and Pennsylvania, and FDA, DEA and equivalent foreign or state agencies' regulations, including, but not limited to, requirements for the receipt, security, inventory, and distribution of pharmaceutical products, and record-keeping and reporting requirements.

                  (c) The Shareholders have provided to ESI all regulatory agency forms, reports, (including establishment, rating and inspection reports) or correspondence received by the Companies since January 1, 1997 describing inspection observations by FDA, DEA or equivalent foreign or state regulatory agencies and all responses by or on behalf of any of the Companies or their subsidiaries to such forms, reports or correspondence.

                  (d) The Shareholders have provided to ESI all warning letters, other regulatory letters, notices of violation, notices of hearing or adverse findings received by the Companies since January 1, 1997 identifying potential violations of, or deviations from, FDA, DEA, or equivalent foreign or state agency regulatory requirements and all responses by or on behalf of any of the Companies to such letters and notices.

                  (e) The Shareholders have provided any available written information regarding any regulatory audits by any outside auditor to ESI.

                  (f) The Shareholders have no Knowledge of any acts that furnish a reasonable basis for a warning letter or other regulatory letter, other adverse regulatory communication or action, or civil or criminal investigation or action.

         Section 2.30      INVESTMENT REPRESENTATIONS.

                  (a) Each Shareholder is acquiring the ESI Shares for his or her own account for the purpose of investment for such Shareholder's own account and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable securities Laws. Each Shareholder understands that the ESI Shares have not been, and will not be, registered or qualified under the Securities Act or any other applicable securities Laws, and, therefore, cannot be resold unless they are subsequently registered or qualified under the Securities Act and other applicable securities Laws or unless an exemption from such registration or qualification is available. Each Shareholder understands that ESI does not have any present intention and is under no obligation to register the ESI Shares under the Securities Act or other applicable securities laws. Each Shareholder understands that all certificates evidencing any of the ESI Shares shall bear the restrictive legend set forth in
Section 1.7.

                  (b) Each Shareholder is an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Each Shareholder acknowledges that during the course of this transaction and prior to the purchase of any ESI Shares, such Shareholder has had the opportunity to ask questions of and receive answers from representatives of ESI concerning ESI and the terms of this investment. Each Shareholder acknowledges that he or she is not relying upon any representation or warranty of ESI, any of its Affiliates or any of its officers, directors, employees, agents or representatives, except for those representations and warranties set forth in this Agreement and such certificates required to be delivered pursuant to the terms hereof.

                  (c) Each Shareholder acknowledges that such Shareholder has sufficient knowledge and experience in business and financial matters so as to enable such Shareholder to analyze and evaluate the merits and risks of the investment in the ESI Shares contemplated hereby and is capable of protecting such Shareholder's interests in connection with this transaction. Each Shareholder is able to bear the economic risk of such Shareholder's investment in the ESI Shares, including a complete loss of such investment.

                  (d) Each Shareholder acknowledges that this Agreement is made with ESI in reliance upon the Shareholders' representations to ESI contained in this Section 2.30.


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

         Section 2.31 DISCLOSURE. No representation, warranty or covenant made by the Sellers in this Agreement, the Schedules to the Disclosure Letter or the Exhibits attached to this Agreement, or any of the Ancillary Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF ESI

         ESI hereby represents and warrants to each of the Sellers as follows:

         Section 3.1 ORGANIZATION. ESI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 3.2 AUTHORIZATION. ESI has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by ESI of this Agreement and the Ancillary Documents to which it is a party, the performance by ESI of its obligations under this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions provided for in this Agreement and the Ancillary Documents to which it is a party have been duly and validly authorized by all necessary corporate action or proceeding required to be taken therefor. This Agreement has been and, as of the Closing Date, the Ancillary Documents to which it is a party will be, duly executed and delivered by ESI and do or will, as the case may be, constitute the valid and binding agreements of ESI, enforceable against ESI in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 3.3 ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under,
(a) any term or provision of the certificate of  incorporation or bylaws of ESI,
(b) any material contract to which ESI or its subsidiaries is a party, (c) any judgment, decree, rule or order of any Governmental Entity to which ESI or its subsidiaries is a party or by which ESI or its subsidiaries or any of its or their properties is bound or (d) any Law applicable to ESI or its subsidiaries, except for compliance with the requirements of the HSR Act, and except in the case of clauses (b), (c) and (d) for any such violation, conflict, breach, default, loss or acceleration which would not materially and adversely affect the ability of ESI to consummate the transactions contemplated by this Agreement. Assuming that the representations and warranties in Section 2.30 are true, no consent, approval, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to

ESI in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby except for the DEA Authorization and NASDAQ Approval (as hereinafter defined) and except as required by the HSR Act, provided that no representation or warranty is made with respect to the state securities or "blue sky" Laws of any State other than New Jersey.

         Section 3.4 ABSENCE OF CERTAIN CHANGES. Since September 30, 2001, no facts, change, event or effect have occurred or been threatened that (when taken together with all other states of facts, changes, events or effects that have occurred or been threatened) could reasonably be expected to prevent the performance by ESI of any of its obligations under this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby (an "ESI MATERIAL ADVERSE EFFECT").

         Section 3.5 FINANCING. ESI has delivered to the Shareholders' Agent a true and correct copy of a commitment letter, dated February 5, 2001, from Credit Suisse First Boston and Salomon Smith Barney (the "COMMITMENT LETTER") to provide cash in connection with the transactions contemplated by this Agreement (the "FINANCING"). The Financing, together with ESI's own resources, is sufficient for ESI to consummate the transactions contemplated by this Agreement. ESI has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

         Section 3.6 BROKERS, FINDERS AND INVESTMENT BANKERS. Except as disclosed in writing to the Sellers on or before the date hereof, ESI has not employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

         Section 3.7 DEA AUTHORIZATION. As of the date hereof, ESI has no reason to believe that the DEA Authorization (as defined herein) will not be received prior to the date set forth in Section 7.1(d).

         Section 3.8 CAPITALIZATION OF ESI. ESI is authorized to issue 181,000,000 shares of common stock, of which approximately 79,230,000 shares were outstanding as of December 31, 2001 and 8,226,034 shares were reserved for issuance as of December 31, 2001. Each outstanding share of ESI's capital stock is, and all of the ESI Shares to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. None of the ESI Shares to be issued in connection with the transactions contemplated hereby will be issued in violation of any preemptive or similar rights of third parties. All of the ESI Shares to be issued in connection with the transactions contemplated hereby will be issued free and clear of all liens, charges, restrictions and encumbrances imposed by or through ESI, other than restrictions imposed by applicable securities Laws and this Agreement.

         Section 3.9 SEC MATTERS. ESI has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2001 under the Securities



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

Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "SEC DOCUMENTS"). The SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The financial statements of ESI included in the SEC Documents at the time filed complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments and the absence of footnotes) the consolidated financial position of ESI and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                                   ARTICLE IV
                        CERTAIN COVENANTS AND AGREEMENTS

         Section 4.1 JOINT COVENANTS OF THE SHAREHOLDERS AND ESI.

                  4.1.1 REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions of this Agreement, the Parties will each use their reasonable best efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including but not limited to the Sellers' seeking to obtain all consents required with respect to the Company Contracts and all other consents described on SCHEDULE 4.1.1 to the Disclosure Letter and ESI's seeking to obtain the DEA Authorization and the NASDAQ Approval. Subject to the other provisions of this Agreement, the Parties will each use their reasonable best efforts to cause the transactions contemplated in this Agreement to be effected on or prior to March 10, 2002 in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken to consummate the transactions contemplated by this Agreement, including, without limitation:

                  (a) Each of the Parties as promptly as practicable will effect all necessary registrations and filings with appropriate Governmental Entities and will take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that ESI shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could reasonably be expected to materially adversely affect ESI or any of the Companies, the properties and assets of ESI or any of the Companies or the transactions contemplated by this Agreement (including, without limitation, the divestiture of any assets of ESI or any of the Companies)). Each of the Parties will furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. If the



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

Department of Justice ("DOJ") or the Federal Trade Commission ("FTC") should make a "Second Request" for information, each of the Parties will supply (or, in the case of the Sellers, cause the Companies to supply) the information requested, at its own expense, as soon as practicable.

                  (b) Each of the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

                  (c) The Parties agree to cooperate and use all reasonable best efforts to defend against any claim, action, suit, investigation or other proceeding commenced prior to the Closing that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable best efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                  (d) The Shareholders will give any notices to third parties and use their reasonable best efforts (in consultation with ESI) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) required to prevent a Company Material Adverse Effect, whether prior to or after the Closing Date.

                  (e) Each Party will give prompt notice to the other Parties of
(i) the occurrence, or failure to occur, of any event which occurrence or failure could be reasonably likely to cause any representation or warranty of the Sellers or ESI, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect (or, with respect to representations and warranties qualified herein as to materiality, to be untrue or inaccurate in any respect) at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions, prior to Closing, specified in Article V of this Agreement and (ii) any failure of any Seller or Company or ESI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. The Sellers acknowledge that ESI does not and will not waive any rights it may have under this Agreement as a result of any such notifications. ESI acknowledges that the Sellers do not and will not waive any rights they may have under this Agreement as a result of any such notifications.

                  (f) Prior to the Closing, the Shareholders shall cause the names of NPA of Texas, Inc. and NPA Pharmacies Inc. to be changed to names not including the name "NPA" or the phrase "National Prescription Administrators", and as soon as practicable (but in no event more than thirty days) after the Closing, the Shareholders shall cause such entities to cease using the name "NPA", the phrase "National Prescription Administrators" or any other name (other than "NVA", "National Vision Administrators", "NPAX", "NPP" or "National Plastic Printing, Inc.") confusingly similar to either "NPA" or "National Prescription Administrators".

                  4.1.2 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Subject to their respective legal obligations (including requirements or procedures of stock exchanges and other Governmental Entities), prior to Closing, the Parties shall consult with one another regarding the timing and content of all public announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, employees and customers of the Companies or the general public and shall agree upon the content of any such public announcement prior to its release. Any such public announcement may list the names of the Companies and shall refer to the transaction as "an acquisition", but shall, under no circumstances, list the names of the Shareholders, provided that this Section 4.1.2 shall not preclude the Parties from filing this Agreement as an exhibit to any filings or reports to the SEC, Nasdaq National Market System ("NASDAQ"), the FTC or the DOJ (with respect to filings under the HSR Act) or as otherwise required by law.

                  4.1.3    TAX MATTERS.

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Shareholders' Agent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Shareholders' Agent shall permit ESI to review and comment on each such Tax Return described in the preceding sentence prior to filing, and shall not file any such Tax Returns without the prior written consent of ESI, which consent may not be unreasonably withheld or delayed. To the extent permitted by applicable law, each Shareholder shall include any income, gain, loss, deduction, or other Tax items for such periods on his or her Tax Returns in a manner consistent with the Schedule K-1s furnished by the relevant Company to the Shareholders for such periods. ESI shall pay the Shareholders, within 15 days after receipt, an amount equal to any Tax refund or credit paid with respect to the Companies that relate to any period ending on or before the Closing Date, except any Tax refund or credit shown on the face of the Final Closing Date Working Capital Statement.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. ESI shall prepare or cause to be prepared, and file or cause to be filed, any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. The Shareholders' Agent shall have the right to review and comment on such Tax Returns.

                  (c) S CORPORATION STATUS. The Companies (other than NY IPA, which is not an S corporation) and the Shareholders have not revoked and will not, from the date hereof until the Closing Date, revoke the elections of the Companies (other than NY IPA) to be taxed as S corporations within the meaning of Sections 1361 and 1362 of the Code or any corresponding state or local elections. From the date hereof until the Closing Date, the Companies (other than NY IPA) and the Shareholders will not take or allow any action (other than the sale of stock pursuant to this Agreement) that would result in the termination of the status of the Companies (other than NY IPA) as validly electing S corporations within the meaning of Sections 1361 and 1362 of the Code (or any corresponding provision of state, local or foreign income Tax law).

                  (d) COOPERATION ON TAX MATTERS. ESI, the Shareholders, and the Companies shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.

Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ESI and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by ESI or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, ESI or the Shareholders, as the case may be, shall allow the other Party to take possession of a copy of such books and records.

                  (e) SECTION 338(H)(10) ELECTIONS. At ESI's option, the Companies (other than NY IPA) and each of the Shareholders will join with ESI in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, and foreign Tax law) (collectively, the "SECTION 338(H)(10) ELECTIONS") with respect to the purchase and sale of the stock of the Companies (other than NY IPA) hereunder. The Shareholders shall cooperate with ESI in taking all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Section 338(h)(10) Elections. At the Closing or within a reasonable time thereafter, each Shareholder shall deliver to ESI duly executed signature attachments to an IRS Form 8023 for each of the Companies (other than NY IPA), together with any state Tax forms specified by ESI as necessary to effectuate the Section 338(h)(10) Elections. Each Shareholder will include his or her proportionate share of any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Elections on his or her Tax Returns to the extent required by applicable Law.

                  (f) ALLOCATION OF PURCHASE PRICE. The Purchase Price and the liabilities of the Companies (plus other relevant items) will be allocated to the assets of the Companies for all purposes (including Tax and financial accounting purposes) pursuant to a schedule to be prepared by ESI as soon as practicable, provided, however that (i) the inventory of the Companies will be valued at the Companies' cost and (ii) the portion of the Purchase Price ascribed to each Company in Section 1.2 shall be allocated among the assets of such Company in accordance with such schedule. Such schedule shall be provided to the Shareholders' Agent at least at least seventy-five (75) calendar days prior to the due date (after taking into account all available extensions of such due date) for the filing of any Gross-Up Tax Returns (as hereinafter defined). ESI, the Companies, and the Shareholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                  (g) GROSS-UP PAYMENT. If a Section 338(h)(10) Election is made with respect to any Company, each Shareholder of such Company shall be entitled to receive an additional cash payment (the "GROSS-UP PAYMENT") from ESI to compensate such Shareholder for any additional income Taxes paid by the Shareholder for the taxable year that includes the Closing Date as a result of such Section 338(h)(10) Elections, including additional income Taxes payable by the Shareholder as a result of the receipt of the Gross-Up Payment; provided, however, that to the extent such additional Taxes result from (i) the application of a provision of state or local income Tax law corresponding to
Section 1374 of the Code or (ii) a change by the Sellers (other than as provided for in Section 9.18) in the allocation of the Purchase Price from that set forth in Section 1.2, no Gross-Up Payment shall be made. For all relevant Tax, accounting and other purposes, the Parties shall treat the Gross-Up Payments as adjustments to the Purchase Price under this Agreement. In order to be entitled to a Gross-Up Payment attributable to any Taxes, the Shareholders' Agent must, at least thirty (30) calendar days prior to the due date (after taking into account all available extensions of such due date) for the filing of any Tax Returns of any Shareholder relating to such Taxes (collectively, "GROSS-UP TAX RETURNS"), (a) submit such Gross-Up Tax Returns to ESI for review, and (b) submit a claim (a "GROSS-UP CLAIM") to ESI, setting forth the amount of the Gross-Up Payment and a reasonably detailed explanation of the method used to compute such amount, accompanied by a statement from a certified public accounting firm confirming such amount. Each Gross-Up Claim shall be disposed of in accordance with Section 4.1.4.

                  (h) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the shares of the Companies, the Owned Real Property, the LLC Leased Real Property, the Airport Property (as hereinafter defined), the Leased Real Property, the LP Owned Equipment, the LP Leased Equipment and the Equipment Lease (including any transfer or similarly applicable Tax imposed in other states or subdivisions), shall be paid one-half by the Sellers and one-half by ESI when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, ESI will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that with respect to the real property transfer Taxes applicable to the transfer of the New Jersey Owned Real Property hereunder, ESI will pay $50,000 of such Taxes and the Sellers shall pay the balance of such Taxes.

                  (i) TAX SHARING AGREEMENTS. All Tax sharing agreements or similar agreements with respect to or involving any of the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

                  4.1.4    DISPUTE   RESOLUTION.  ESI  shall  have  twenty  (20)
calendar days following the receipt of any Gross-Up Claim during which to notify the Shareholders' Agent of any dispute regarding (i) a manifest error in the Gross-Up Claim, (ii) a manifest error in the Gross-Up Tax Return or (iii) one or more discretionary determinations in the Gross-Up Tax Return that are inconsistent with the purchase price allocation provided for herein which, in the case of clause (iii), have the effect of increasing the Gross-Up Payment to an amount in excess of the amount the Gross-Up Payment would have been had such Gross-Up Return been prepared in accordance with such purchase price allocation (any such determination, a "DISCRETIONARY DETERMINATION"). If ESI does not notify the Shareholders' Agent of any such dispute within such twenty (20) calendar day period, ESI shall be deemed not to have any objection to such Gross-Up Claim, and ESI shall pay the Gross-Up Payment to the Shareholders' Agent upon the filing of the relevant Gross-Up Tax Return. The Parties shall cooperate in good faith to resolve any such dispute regarding the amount of a Gross-Up Claim as promptly as possible. If ESI and the Shareholders' Agent are unable to resolve any such dispute within fifteen (15) calendar days (or such longer period as ESI and the Shareholders' Agent may mutually agree in writing) of a notice of dispute, either party may submit the matter to KPMG LLP or, if such firm is unwilling or unable to serve, ESI and the Shareholders' Agent shall engage another mutually acceptable "Big 5" or regional accounting firm to determine whether any such manifest error or Discretionary Determination has occurred and, if it concludes that such manifest error or Discretionary Determination has occurred, to resolve such dispute, and the determination by such accounting firm with respect to any such dispute shall be final and binding. If such accounting firm concludes that such a Discretionary Determination has been made, the Gross-Up Tax Return shall be changed so that such Discretionary Determination is consistent with the purchase price allocation provided for herein and does not increase the Gross-Up Payment to an amount in excess of the amount that the Gross-Up Payment would have been had such Gross-Up Tax Return been prepared in accordance with such purchase price allocation. In the absence of such manifest error or Discretionary Determination, the applicable Gross-Up Tax Return shall be deemed to be prepared in accordance with this Agreement and the Gross-Up Claim submitted by the Shareholders' Agent shall be binding upon ESI. The Parties shall use commercially reasonable efforts to cause such accounting firm to complete its work within thirty (30) calendar days of its engagement. The fees and expenses of such accounting firm shall be shared equally between ESI (i.e., 50%) and the Shareholders (i.e., 50%).

                  4.1.5 SECTION 1031 EXCHANGE. The LP may desire to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Code and the Regulations promulgated thereunder, fee title in the Owned Real Property. The LP expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Treasury Regulation Section 1.1031(k)-1(g)(4), with respect to one or more parcels of Owned Real Property, on or before the Closing Date. In the event that the LP assigns its rights hereunder pursuant to this Section 4.1.5, the LP agrees to notify ESI in writing of such assignment at or before Closing. If the LP assigns its rights under this Agreement for this purpose, ESI agrees to (i) consent to such assignment, (ii) pay the portion of the Purchase Price allocable to the parcels of Owned Real Property to be exchanged to a Person designated by the LP, which person, in the opinion of the LP, constitutes a Qualified Intermediary, provided that (A) such payment shall satisfy ESI's obligation to make payment for the parcels of Owned Real Property that are so exchanged, (B) ESI incurs no additional costs, expenses, liabilities, obligations or other financial exposure with respect to the parcels of Owned Real Property that are so exchanged or the Section 1031 Exchange, (C) neither the Section 1031 Exchange nor the assignment of the portion of the Purchase Price allocable to the parcels of Owned Real Property that are so exchanged, as discussed above, relieves the LP of any of its duties or obligations herein and ESI's rights under this Agreement are preserved to the reasonable satisfaction of ESI, and (D) ESI has no liability or obligation to the LP for the failure of the contemplated exchange to qualify as a like-kind exchange under Section 1031 of the Code.

                  4.1.6 TRANSITION AGREEMENTS. Subject to the terms and conditions set forth herein, at the Closing, ESI shall cause NPA to enter into, and ESI shall thereafter cause NPA to perform, the following agreements with Affiliates of the Sellers:

                  (a) An agreement with National Plastic Printing, Inc. to supply NPA's requirement for plastic cards substantially in the form and substance of the agreement annexed hereto as EXHIBIT E;

                  (b) An agreement with National Vision Administrators, Inc., a Wisconsin corporation ("NVA"), its subsidiary, Provantage Vision Management Services, Inc., a Minnesota corporation ("PVMS"), and a new corporation to be organized by the Shareholders' Agent ("NEWCO") to supply such entities with administrative and computer support and other services until the vision programs currently administered by NPA can be operated by NVA, PVMS or Newco, substantially in the form and substance of the agreement annexed hereto as EXHIBIT F; and

                  (c) An agreement to provide third party claims administration services to NPAX, Inc., a New Jersey corporation, substantially in the form and substance of the agreement annexed hereto as EXHIBIT G.

                  4.1.7    LABOR MATTERS.   The  Parties   will   cooperate   in
communicating with the applicable unions in connection with the transactions contemplated hereby.

         Section 4.2       COVENANTS OF THE SHAREHOLDERS.

                  4.2.1 CONDUCT OF BUSINESS OF THE COMPANIES. Except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by ESI (which consent shall not be unreasonably withheld), from the date hereof until the Closing Date, (i) the Shareholders shall cause each of the Companies to, and the LP and the LLC shall, conduct their respective businesses in the ordinary course on a basis consistent with past practice and (ii) the Shareholders shall cause each of the Companies to, and the LP and the LLC shall:

                  (a) use reasonable best efforts to preserve intact the goodwill and business organization of each of the Companies, keep the officers and employees of each Company available to ESI and preserve the relationships and goodwill of each Company with customers, distributors, suppliers, employees and others having business relations with each Company;

                  (b)  maintain  the   existence  and  good  standing  in  their
respective jurisdictions of organization and in each jurisdiction in which they are qualified to do business as a foreign corporation;

                  (c) duly and timely file or cause to be filed all reports and returns required to be filed with the Internal Revenue Service and applicable States and localities, and promptly and timely pay or cause to be paid when due all Taxes, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

                  (d) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices and other structures located on the Owned Real Property and the Leased Real Property (there being no structures on the LLC Leased Real Property), and all equipment, improvements, fixtures and other tangible personal property located on the Owned Real Property, the Leased Real Property and the LLC Leased Real Property or subject to the Equipment Lease;

                  (e) not authorize for issuance, issue or deliver any additional shares of capital stock or securities convertible into or exchangeable for shares of capital stock, or issue or grant any right, option or other commitment for the issuance of shares of capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

                  (f) not amend or modify the charter, bylaws, limited partnership agreement, operating agreement or similar document of any of the Companies, the LP or the LLC, other than the amendment to the charter of NPA described in SCHEDULE 4.2.1 to the Disclosure Letter;

                  (g) not declare, pay or set aside for payment any dividend-in-kind or other distribution of property or assets (other than the transfer of the Vision and Dental Businesses in accordance with Section 4.2.13 and cash);

                  (h) not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or Person (whether by merger, consolidation or otherwise), or acquire a substantial portion of the assets of, or purchase or acquire by any other manner any business of, other Persons (other than inventory in the ordinary course of business consistent with past practice or such acquisitions that are not, individually or in the aggregate, material to the Companies as a whole);

                  (i) not enter into, modify, cancel or terminate any material license or similar agreement relating to Company IP, except any renewals of existing licenses in the ordinary course of business, and otherwise not dispose of, modify, terminate or permit to lapse any rights to the ownership or use of any Company IP or dispose of or disclose to any Person any trade secret, formula, process, technology or know-how, including but not limited to any Company Proprietary Software not heretofore a matter of public knowledge;

                  (j) not (i) dispose of any assets, other than (A) goods sold or disposed of in the ordinary course of business consistent with past practice,
(B) dispositions contemplated by SCHEDULE 4.2.1(J) to the Disclosure Letter, including without limitation the transfer of assets used in the business of NPAX, Inc., (C) the removal of the Shareholders' personal effects, (D) the transfer of assets used in the Vision and Dental Businesses in accordance with
Section 4.2.13 and (E) the Closing Cash Distribution, (ii) create, incur or assume any indebtedness for borrowed money or secured by real or personal property, or guarantee any such indebtedness, (iii) grant, create, incur or suffer to exist any Liens on any real or personal property which did not exist on the date hereof, (iv) incur any liability or obligation (absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice, (v) write-off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (vi) write-down the value of any asset or investment on its books or records, except for depreciation and amortization in the ordinary course of business consistent with past practice, (vii) cancel any debt or waive any claims or rights, or (viii) make any commitment for or pay any capital expenditure in excess of $250,000 in the case of any single expenditure or $250,000 in the case of all capital expenditures;

                  (k) except for Permitted Payments, not increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants, except for annual base salary increases in the ordinary course of business consistent with the past practice;

                  (l) pay or agree to pay to any employee, whether past or present, any additional pension, retirement allowance or other employee benefit under, or adopt or amend, any Employee Benefit Plan;

                  (m) except for Permitted Payments and matters  contemplated by
Section 4.2.13 and Section 4.2.16, not amend or terminate any Company Benefit Plan or existing employment, severance, consulting, or other compensation agreement or enter into any new employment, severance, consulting or other compensation agreement or adopt any Employee Benefit Plan, except for annual base salary increases in the ordinary course of business consistent with past practice;

                  (n) maintain supplies and inventory at levels that are in the ordinary course of business consistent with past practice;

                  (o) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

                  (p) perform in all respects all of its obligations under each and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any, Company Contract (except those being contested in good faith) and not enter into or assume any contract or commitment that is or would be a Company Contract other than the following types of contracts entered into or assumed in the ordinary course of business consistent with past practice:

                           (1) contracts  for the provision of pharmacy  benefit
                  management   services  by  any  of  the   Companies  or  their
                  subsidiaries;

                           (2) contracts with  pharmaceutical  manufacturers  or
                  other suppliers for the supply of pharmaceutical products or supplies to any of the Companies including but not limited to all contracts with pharmaceutical manufacturers for rebates or discounts, but excluding any such contracts that are not terminable on thirty (30) days notice; and

                           (3) contracts related to the Vision and Dental Businesses.

                  (q) except for the repayment of Indebtedness to Shareholders and the discharge of Liens on the Owned Real Property, not pay, discharge, cancel or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than in the ordinary course of business consistent with past practice; and not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

                  (r) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by it;

                  (s) continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with past practice, and not make any change in any accounting policy other than those required by GAAP;

                  (t) not make any loan, advance or capital contribution to, or investments in, any other Person, other than loans and advances to employees of up to $10,000 per employee made in the ordinary course of business, provided that such loans and advances to employees shall not exceed $50,000 in the aggregate;

                  (u) not settle or compromise any suit, claim, proceeding or dispute or threatened suit, claim, proceeding or dispute if such settlement or compromise would result in (i) an injunction or similar relief or (ii) an obligation to pay an amount after Closing the liability for which would not appear in the Final Closing Date Working Capital Statement;

                  (v) not amend (x) the Equipment Lease, other than amendments to the Equipment Lease made in connection with obtaining the consent contemplated by Section 5.2(p) which amendments do not materially adversely impact the Companies' rights and obligations or (y) any Real Property Lease or Company Contract described in Sections 2.14(a) or 2.14(b), other than amendments which are not materially adverse to the Companies taken as a whole;

                  (w) not make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes, settle any Tax claim or assessment or surrender any right to claim for a Tax refund; and

                  (x) maintain all existing pharmacy and other licenses used in the conduct of the business.

                  4.2.2 INSPECTION AND ACCESS TO INFORMATION. From the date hereof to the Closing Date or until this Agreement is terminated as provided in
Article VII, the Sellers will (and will cause the respective officers, directors, employees, auditors and agents of each of the Companies to) provide ESI and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of the Companies' premises, employees (including executive officers), properties, contracts, commitments, financial statements, books, records and other information (including Tax Returns filed and those in preparation) and will cause the officers of each of the Companies to furnish to ESI and its authorized representatives, promptly upon reasonable request therefor, any and all financial, technical and operating data and other information pertaining to such entity and otherwise fully cooperate with the conduct of due diligence by ESI and its representatives.

                  4.2.3 NO SOLICITATION OF TRANSACTIONS. The Shareholders will not, and shall cause each of the Companies not to, directly or indirectly, through any officer, director, partner, employee, investment banker, financial advisor, attorney, accountant or other representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into or continue any negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than ESI and will immediately cease and cause to be terminated any activities, discussions or negotiations, in each case with respect to a merger, consolidation, business combination or sale of all or any material portion of the assets of any of the Companies or the LP, or the liquidation or similar extraordinary transaction with respect to any of the Companies. The Shareholders will notify ESI orally (within one (1) Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which any of the Companies or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives, or the other Sellers, may receive relating to any of such matters and, if such proposal is in writing, the Shareholders will deliver to ESI a copy of such inquiry or proposal.

                  4.2.4 SUPPLEMENTS TO SCHEDULES. From time to time up to the Closing Date, the Shareholders will promptly supplement or amend the Schedules to the Disclosure Letter with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any such Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 5.2, liability for breaches of this Agreement or the indemnification provided for in Article VIII.

                  4.2.5 INSURANCE. If requested by ESI, the Shareholders shall in good faith cooperate with ESI and take all actions reasonably requested by ESI that are necessary or desirable to permit ESI to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of each of the Companies or for the Owned Real Property, the LLC Leased Real Property, the Leased Real Property, the LP Owned Equipment, the LP Leased Equipment or the Equipment Lease that are currently in force. All costs relating to the foregoing actions if and as directed by ESI shall be borne by ESI. Sellers shall keep in force, at their sole cost, all insurance policies maintained by them for the benefit of the Companies, the Owned Real Property, the LLC Leased Real Property, the Leased Real Property, the LP Owned Equipment and the LP Leased Equipment through the close of business on the Closing Date.

                  4.2.6 CUSTOMER AND SUPPLIER VISITS. After the Closing, the Shareholders' Agent shall, at ESI's expense, accompany an ESI employee or agent to visit any customer or supplier, including without limitation, any employer, union, insurance company, pharmaceutical manufacturer or retail pharmacy network participant of the Companies that ESI designates for the purpose of assisting ESI in retaining the Companies' business relationship with such customer or supplier.

                  4.2.7 FINANCIAL STATEMENTS AND REPORTS; CONSENTS. As soon as practicable following the end of each month (and each fiscal quarter) from and after the date hereof and prior to the Closing Date, the Shareholders shall deliver to ESI true and complete copies of the unaudited balance sheets and the related unaudited statements of operations and retained earnings and cash flows of the Companies, on a combined basis, for each month (and each fiscal quarter) then ended, which financial statements shall have been prepared in accordance with GAAP, consistently applied, and which shall fairly present, in all material respects, the financial position, results of operations, retained earnings and cash flows of the Companies. Sellers shall cooperate with ESI and produce such other financial or other information reasonably necessary to prepare pro forma financial statements or any other part of a report that ESI is required to file with the SEC pursuant to federal securities Laws (an "SEC REPORT"). From and after the Closing Date, the Sellers shall use reasonable best efforts to cause the Companies' auditors to provide ESI with such consents as ESI shall reasonably request in order to file with the SEC financial statements of the Companies relating to periods ending on or before the date of the Closing.

                  4.2.8 PERMITTED PAYMENTS. Immediately prior to the Closing, the Shareholders may cause the Companies to pay special benefits in cash aggregating no more than the dollar amount specified in SCHEDULE 4.2.8 to the Disclosure Letter ("Permitted Payments"), less applicable withholding Taxes, to certain key employees of and consultants to the Companies, provided, however, that no such payment shall be made to an individual who has left the employ of a Company prior to the Closing for any reason other than that employee's or consultant's death or permanent disability or a termination by such Company without cause; provided, however, that this Section 4.2.8 shall not preclude the Companies from making payments to the Shareholders prior to the Closing in accordance with Section 1.3. The aggregate amount of the Permitted Payments will be set forth on a certificate to be signed by the Shareholders' Agent and delivered to ESI at least three (3) Business Days prior to the Closing. The Shareholders' Agent shall use reasonable best efforts to consult with ESI prior to making any commitment to pay a Permitted Payment to any Person other than Steven Nicoletos or any Newco Employee.

                  4.2.9 SHAREHOLDER RELEASE. In consideration for the Purchase Price, as of and following the Closing Date, each of the Shareholders knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue ESI or any of the Companies, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, employees, agents, and representatives, from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys' fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover: (i) any claims against ESI unrelated in any way to any of the Companies, (ii) any claims arising under this Agreement, including any Exhibits or the Ancillary Documents (as hereinafter defined) or (iii) any claims for accrued but unpaid wages and/or benefits pursuant to Company Benefit Plans that have been disclosed on SCHEDULE 2.17 to the Disclosure Letter, in each case (under clause (iii)) resulting from any Shareholder's employment relationship with any of the Companies before or after the Closing.

                  4.2.10 BROKERAGE FEES. The Sellers will pay any fees and expenses to brokers or bankers listed in SCHEDULE 2.28 to the Disclosure Letter.

                  4.2.11   CONFIDENTIALITY.

                  (a) The  Parties  agree  that the  confidentiality  agreement,
dated  as  of  December  4,  2001,   executed  by  ESI  in  favor  of  NPA  (the
"CONFIDENTIALITY AGREEMENT"), shall at the Closing terminate in all respects.

                  (b) Each Seller agrees that, beginning on the date hereof and for a period of three years from the Closing Date, he, she or it (i) shall keep, and shall cause each Company and their respective directors, officers, partners, members, employees, attorneys, accountants, Affiliates, agents and representatives (collectively, "REPRESENTATIVES") to keep, strictly confidential any and all information, whether written or oral, relating to the Companies or their respective businesses (collectively, the "CONFIDENTIAL INFORMATION"), (ii) shall not, and shall cause the Companies and their respective representatives not to, disclose any Confidential Information to any other Person, unless required by an applicable Law or subpoena of a Governmental Entity, and (iii) shall not, and shall cause the Companies and their respective representatives not to, use the Confidential Information after the Closing for any purpose that competes with, or may reasonably be expected to compete with, the Companies or their respective businesses. Notwithstanding the foregoing, "Confidential Information" does not include (x) any information that is or becomes publicly available other than as a result of a breach hereof by any Seller or the Shareholders' Agent, or (y) any information about the assets, liabilities, business, operations, equipment, systems, or software owned or used in the Vision and Dental Businesses.

                  (c) In the event that disclosure of Confidential Information is required under applicable Law or subpoena of a Governmental Entity, each Seller shall, and shall cause each Company and its representatives to, provide ESI with prompt written notice of such requirement so that ESI may seek a protective order or other appropriate remedy, and otherwise cooperate in all commercially reasonable respects in obtaining the same.

                  (d) Sellers shall not file, or permit their Affiliates to file, with any Governmental Entity or otherwise make publicly available, any of the Ancillary Documents unless such filing or disclosure is required under applicable Law of a Governmental Entity. If such filing or other public availability is so required to be made by a Seller or its Affiliate, such Seller or Affiliate shall prepare a written request for confidential treatment of such Ancillary Document by the applicable Governmental Entity in accordance with applicable Laws, including the Freedom of Information Act (17 C.F.R. ss. 200.80), Rule 406 under the Securities Act, or Rule 24b-2 under the Exchange
Act), and (ii) upon ESI's review and approval of such filing and request for confidential treatment, such Seller or Affiliate may file such Ancillary
Document with the applicable Governmental Entity. Sellers shall use their reasonable best efforts to ensure that the request for confidential treatment is granted by the applicable Governmental Entity.

                  (e) Within 30 days after the Closing, Sellers shall deliver or cause to be delivered to ESI all material agreements, documents, books, records and files (collectively, the "RECORDS"), if any, in the possession of the Sellers relating to the Companies or their businesses (excluding the Vision and Dental Businesses) to the extent not in the possession of the Companies.

                  4.2.12   SELLER'S NON-SOLICITATION.

                  (a) During the period from the date hereof until the earlier to occur of (i) four years after the Closing Date or (ii) the date on which this Agreement is terminated, Sellers and their Affiliates shall refrain from, either alone or in conjunction with any other Person, or directly or indirectly through any present or future Affiliate: (A) soliciting or seeking to employ or engage any Person who on the date of this Agreement or as of the Closing Date is an employee of a Company and or (B) causing or attempting to cause any such employee, manager or officer of a Company to resign or sever such Person's relationship with such Company.

                  (b) The  limitations  set forth in clause  (a) do not apply to
(i) Steven Nicoletos, (ii) such members of the Companies' finance staff as shall be designated in a schedule that is delivered by the Companies prior to the Closing and is acceptable to ESI, (iii) Persons primarily employed in the Vision and Dental Business or (iv) any employee or manager whose employment has been terminated by a Company or who responds to an advertisement that is placed in general circulation by or on behalf of a Seller or any of its Affiliates and which is not targeted at Persons to whom clause (a) would otherwise apply.

                  4.2.13 VISION AND DENTAL BUSINESSES. Prior to the Closing, the Sellers shall (a) cause the Companies to convey to Newco, or to such other Affiliate or Affiliates of the Shareholders as shall be designated by the Shareholders' Agent, the assets of the Companies' Vision and Dental Businesses, as generally described in SCHEDULE 4.2.13 to the Disclosure Letter, (b) cause such transferees to assume the liabilities of the Companies' Vision and Dental Businesses, as generally described in SCHEDULE 4.2.13 to the Disclosure Letter, and (c) transfer to Newco those employees of the Companies who work primarily in the Vision and Dental Businesses (employees of the Companies whose employment is transferred to Newco on or prior to the Closing are referred to herein as "NEWCO EMPLOYEES"). Such transfers, assignments and assumptions of liability shall be effected pursuant to conveyancing documents in form and substance acceptable to the Shareholder's Agent and ESI, such acceptance not to be unreasonably withheld. As soon as practicable following the Closing Date, ESI shall cause the trustee of the NPA/CFI Management 401(k) Plan and the NPA CFI Union 401(k) Plan (collectively, the "COMPANY 401(K) Plans") to segregate the assets of such Company 401(k) Plans representing the account balances of Newco Employees as of the Closing Date (which account balances shall continue to reflect earnings on and depreciation or amortization in such assets). As soon as practicable after the Closing Date, Sellers shall cause Newco to establish an individual account plan(s) for the benefit of Newco Employees (the "NEWCO 401(K) PLAN(S)"), to take all necessary action, if any, to qualify such plan(s) under the applicable provisions of the Code and to make any and all filings and submissions to the appropriate governmental agencies required to be made by Newco in connection with the transfer of assets described below. As soon as practicable following the earlier of the delivery to ESI of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Newco 401(k) Plan(s), or the issuance of indemnities satisfactory to ESI, ESI shall cause the trustee of the Company 401(k) Plans to transfer, in the form of cash and/or marketable securities (or promissory notes representing outstanding loans of Newco Employees under the Company 401(k) Plans), the account balances of the Newco Employees under the Company 401(k) Plans (or such other form as may be agreed by ESI and Newco), reduced by any necessary benefit or withdrawal payments to or in respect of Newco Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by Newco under the trust agreement forming a part of the Newco 401(k) Plan(s). In consideration for the transfer of assets described herein, the Sellers shall cause Newco, effective as of the date of transfer described herein, to assume all of the obligations of ESI and any of its ERISA Affiliates in respect of the account balances accumulated by Newco Employees under the Company 401(k) Plans on or prior to the Closing Date.

                  4.2.14 FINANCIAL STATEMENTS. The Sellers shall use reasonable best efforts to deliver to ESI the audited financial statements described in
Section 5.2(m).

                  4.2.15 DEP LETTER OF NON-APPLICABILITY. Sellers shall use their reasonable best efforts to obtain, at ESI's reasonable expense, a letter of non-applicability from the New Jersey Department of Environmental Protection regarding the non-applicability of the New Jersey Industrial Site Remediation Act to the transactions contemplated hereby.

                  4.2.16 CONSULTING AGREEMENTS. The Sellers shall cause the Companies to terminate the consulting agreements listed in SCHEDULE 2.14(O) to the Disclosure Letter prior to the Closing.

         Section 4.3      COVENANTS OF ESI:

                  4.3.1 CONFIDENTIAL TREATMENT. ESI shall not file, or permit its Affiliates to file, with any Governmental Entity or otherwise make publicly available, any of the Ancillary Documents unless such filing or disclosure is required under applicable Law of a Governmental Entity. If such filing or other public availability is so required to be made by ESI or its Affiliate, (i) ESI or such Affiliate shall prepare a written request for confidential treatment of such Ancillary Document by the applicable Governmental Entity in accordance with applicable Laws, including the Freedom of Information Act (17 C.F.R. Section 200.80), Rule 406 under the Securities Act or Rule 24b-2 under the Exchange Act, and (ii) upon the review of such filing and request for confidential treatment by Sellers' counsel and reasonable consideration by ESI of any comments of the Sellers' counsel, ESI or its Affiliate may file such Ancillary Document with the applicable Governmental Entity. ESI shall use its reasonable best efforts to ensure that the request for confidential treatment is granted by the applicable Governmental Entity.

                  4.3.2 BENEFIT PLANS FOR COMPANY EMPLOYEES. Except as described in a collective bargaining agreement disclosed as a Company Contract, for a period of one year following the Closing Date, all employees of the Companies as of the Closing Date (other than the Newco Employees) will be entitled to participate in the same employee benefit plans of similarly situated employees of ESI with full credit (other than with respect to benefit accruals under any ESI benefit plan that is a defined benefit plan) for such employee's periods of employment with the Companies on or before the Closing Date but only to the extent such employees were entitled to service credit under comparable Company Benefit Plans. With respect to any medical or dental benefit plan of ESI or its subsidiaries in which employees of the Company (other than the Newco Employees) participate after the Closing Date, ESI shall waive or cause to be waived any pre-existing condition exclusions (provided, however, that no such waiver shall apply to a pre-existing condition of any such employee who was, as of the Closing Date, excluded from participation in a benefit plan of the Companies by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Closing Date by such an employee or such employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of ESI and its subsidiaries.

                  4.3.3 BROKERAGE FEES. ESI will pay any fees and expenses of the brokers, bankers and others referred to in Section 3.6.

                  4.3.4 THIRD PARTY AGREEMENTS. Subsequent to the Closing, ESI shall cause NPA to perform the agreements with Sellers' Affiliates contemplated by Section 4.1.6.

                  4.3.5 PUBLICLY AVAILABLE INFORMATION. During the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, ESI shall take such steps as shall be required to satisfy the conditions set forth in paragraph (c) of Rule 144 of the SEC.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

         Section 5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  (a) INJUNCTION. There will be no Law or any order of any nature enacted or issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order (unless thereafter vacated or reversed) and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent or restructure the transactions contemplated by this Agreement (unless thereafter withdrawn), provided, however, that the Parties shall use all commercially reasonable efforts to have any such injunction, writ, preliminary restraining order or written notice vacated or reversed.

                  (b) CONSENTS. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any
Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Company Material Adverse Effect.

                  (c) ANTITRUST APPROVALS. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                  (d) NASDAQ APPROVAL. The shares of ESI Common Stock required to be issued at the Closing pursuant to Section 1.4(d) shall have been approved for quotation on NASDAQ, subject to official notice of issuance (the "NASDAQ APPROVAl").

         Section 5.2 CONDITIONS TO OBLIGATIONS OF ESI. The obligations of ESI to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers set forth in this Agreement shall in each case be true and correct in all respects (provided that representations and warranties qualified by materiality shall be read without such qualification), on and as the date hereof and on and as of the Closing Date, except where the failure of such representations and warranties to meet such standard does not have a Company Material Adverse Effect, and provided that those representations and warranties which expressly relate to a particular date shall be measured only on and as of such particular date.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE SELLERS. The Sellers shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.

                  (c) NO MATERIAL ADVERSE EFFECT. Between the date hereof and the Closing Date, there shall not have occurred any Company Material Adverse Effect, or any development which could be reasonably likely to result in a Company Material Adverse Effect.

                  (d) SHAREHOLDER CERTIFICATE. The Shareholders' Agent shall have executed and delivered to ESI a certificate as to compliance with the conditions set forth in Sections 5.2(a), (b) and (c).

                  (e) RELEASE OF LIENS. The Sellers shall have delivered to ESI satisfactory evidence that all Liens affecting the shares of stock of the Companies, all Liens securing the repayment of Indebtedness and all Liens (other than Permitted Liens and Liens created by ESI) affecting the Owned Real Property and LP Owned Equipment have been (or shall be upon application of a portion of the Base Purchase Price in accordance with the instructions of the Shareholders' Agent) fully discharged and released.

                  (f) SHAREHOLDER NONCOMPETITION. The Shareholders and ESI shall have executed a Noncompetition Agreement, effective as of the Closing Date, in substantially the form of the agreement annexed hereto as EXHIBIT H.

                  (g) TERMINATION OF AFFILIATE RELATIONSHIPS AND CONSULTING AGREEMENTS. Except as may be contemplated by SCHEDULE 5.2(G) to the Disclosure Letter, any consulting agreements listed on SCHEDULE 2.14(O) to the Disclosure Letter and any relationships between the Companies, on the one hand, and the LP or the LLC, on the other, shall have been terminated, without liabilities to the Companies or ESI, to the reasonable satisfaction of ESI.

                  (h) REPAYMENT OF  INDEBTEDNESS;  RELEASE FROM SURETY BOND. The
Companies  shall  have  repaid  all   Indebtedness   (including  all  prepayment
obligations listed in items 2-10 on Schedule 2.5) and, in the case of Indebtedness to the Sellers and their Affiliates, after deducting any amounts owed by the Sellers or their Affiliates to any of the Companies. The Sellers shall either have caused the Companies to be released from any surety bond given by the Companies with respect to NVA or the Sellers' shall have provided ESI with suitable indemnification with respect to the Companies' obligations under any such surety bond.


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

                  (i) ASSIGNMENT OF THE EQUIPMENT LEASE; CONVEYANCE OF LP OWNED EQUIPMENT. The LP shall have executed and delivered to ESI the Assignment and Assumption Agreement and shall have conveyed the LP Owned Equipment to ESI pursuant to a bill of sale in form and substance reasonably acceptable to ESI.

                  (j) REAL  PROPERTY.  With respect to the Owned Real  Property,
ESI shall have received deeds conferring title in satisfaction of the requirements of Schedules B-I of the Title Commitments and subject to the exceptions listed in the Schedules B-II of the Title Commitments, provided that exceptions 1-3, 5 (as to current charges), 6, 15 and 16 of Schedule B, Section II of the Title Commitment for the New Jersey Owned Real Property and exceptions 1-3 of Schedule B, Section II of the Title Commitment for the Pennsylvania Owned Real Property shall have been removed as exceptions.

                  (k) LLC REAL PROPERTY LEASE. Subject to Section 9.18, the LLC shall have executed and delivered to ESI the LLC Real Property Lease.

                  (l) ESCROW AGREEMENT. The Sellers and the Escrow Agent shall have executed and delivered to ESI the Escrow Agreement.

                  (m) AUDITED FINANCIALS. The Sellers shall have delivered to ESI the audited balance sheet of the Companies, on a combined and transaction-adjusted basis, at December 31, 2001 and the audited statement of operations and retained earnings (the "2001 AUDITED INCOME STATEMENT") and the audited statement of cash flows of the Companies, on a combined and transaction-adjusted basis, for the year then ended, prepared in accordance with the Financial Statements, as described in Section 2.9(b); such audited combined financial statements shall reflect no material adverse change in the financial position, operations and cash flows of the Companies from that stated in the Interim Financial Statements; and the related report of the auditors shall not contain a going concern qualification or similar qualification.

                  (n) BANK ACCOUNTS. All signatories from the Companies' bank accounts, lock box accounts and other accounts listed in SCHEDULE 2.27 to the Disclosure Letter shall have resigned as an authorized signatory thereto.

                  (o) WITHHOLDING CERTIFICATES. From each Shareholder, ESI shall have received a certificate in form and substance reasonably satisfactory to ESI, duly executed and acknowledged, certifying that the transactions contemplated by this Agreement are exempt from withholding under section 1445 of the Code.

                  (p) THIRD PARTY CONSENTS. All consents, approvals, orders or authorizations of any Person (other than a Governmental Entity) listed on
SCHEDULE 5.2(P) to the Disclosure Letter shall have been obtained in writing by the Sellers or the Companies to the reasonable satisfaction of ESI.

                  (q) LEGAL OPINION. ESI shall have received a legal opinion from counsel to the Sellers in the form and substance of the opinion letter draft delivered to ESI contemporaneously with the execution of this Agreement.


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

                  (r) DEA AUTHORIZATION. The DEA shall have advised ESI that it will permit continued dispensing of controlled substances after the Closing at the mail service pharmacies operated by CFI and CFINJ (the "DEA AUTHORIZATION").

                  (s) AFFILIATE NOTES. All Affiliate Notes owed to the Companies from, or due from the Companies to, any director, officer or shareholder of any of the Companies shall have been paid in full prior to the Closing Date.

                  (t) AMENDMENT TO BENECARD AGREEMENT. The agreement between Benecard and NPA, dated as of October 31, 1990, as amended on June 15, 1994, shall have been further amended in the manner described in SCHEDULE 5.2(T) to the Disclosure Letter.

                  (u) CLOSING DOCUMENTS. The Sellers shall have delivered, or caused to be delivered, to ESI the following:

                           (i) the stock  certificates  representing  all of the
                  issued and outstanding capital stock of each of the Companies and accompanying stock powers evidencing the transfer of the stock certificates of each of the Companies to ESI;

                           (ii) resignations, effective as of the Closing  Date,
                  of the officers and directors of each of the Companies;

                           (iii) a certificate by the Secretary or any Assistant
                  Secretary of each of the Companies, dated the Closing Date, as to (1) the good standing of such entity in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, in each case issued by a Government Entity, (2) a true and complete copy of its charter documents and bylaws and (3) the effectiveness, and a copy of, any board or shareholder resolutions of such entity passed in connection with this Agreement and the transactions contemplated hereby;

                           (iv) the organizational record books, minute books and corporate seal of each of the Companies;

                           (v) the signature attachments to the forms necessary to make the Section 338 (h)(10) Elections as to each of the Companies (other than NY IPA);

                           (vi) all other documents  required to be entered into
                  by the Sellers pursuant to this Agreement or reasonably requested by ESI to convey the issued and outstanding capital stock of the Companies to ESI or to otherwise consummate the transactions contemplated by this Agreement;

                           (vii) a bargain and sale deed with covenants  against
                  grantors acts with respect to the New Jersey Owned Real Property, a special warranty deed with respect to the Pennsylvania Owned Real Property and customary title affidavits and other documents customarily required by title insurance companies in order to issue title policies consistent with the Title Commitments; and


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

                           (viii)  an   affidavit  of   non-foreign   status  as
                  described in Section 1445(b)(2) of the Code, executed by the LP.

         Section 5.3 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS, THE LP AND THE LLC. The joint and several obligations of the Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ESI set forth in this Agreement shall in each case be true and correct in all respects (provided that representations and warranties qualified by materiality shall be read without such qualification), on and as of the date hereof and on and as of the Closing Date, except where the failure of such representations and warranties to meet such standard does not have an ESI Material Adverse Effect, and provided that those representations and warranties which expressly relate to a particular date shall be measured only on and as of such particular date.

                  (b) PERFORMANCE OF OBLIGATIONS BY ESI. ESI shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

                  (c) CERTIFICATES. ESI shall have delivered to the Sellers a certificate of an authorized officer as to compliance with the conditions set forth in Sections 5.3(a) and (b).

                  (d) TRANSITION AGREEMENTS. NPA shall have entered into, and ESI shall have guaranteed the performance by NPA of, the agreements with NPA's Affiliates described in Section 4.1.6.

                  (e) ESCROW AGREEMENT. The Shareholders' Agent shall have received a copy of the Escrow Agreement executed by ESI and the Escrow Agent.

                  (f) LLC REAL PROPERTY LEASE. Subject to Section 9.18, ESI shall have executed and delivered to the LLC the LLC Real Property Lease.

                  (g) ASSUMPTION OF THE EQUIPMENT LEASE. ESI shall have executed and delivered to the LP the Assignment and Assumption Agreement.

                  (h) LEGAL OPINION. The Sellers shall have received a legal opinion from counsel to ESI in the form and substance of the opinion letter draft delivered to the Shareholders' Agent contemporaneously with the execution of this Agreement.

                  (i) CLOSING DOCUMENTS. ESI shall have delivered, or caused to be delivered, to the Sellers the following:

                           (i) the Non-Escrowed Amount to be paid at the Closing pursuant to Article I;

                           (ii) a certificate  by the Secretary or any Assistant
                  Secretary of ESI, dated the Closing Date, as to (1) the good standing of ESI in its jurisdiction of incorporation and (2)



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

                  the effectiveness of any board or shareholder resolutions of ESI passed in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;

                           (iii) stock certificates  representing the ESI Shares
                  required to be delivered pursuant to Section 1.4(d), legended in accordance with Section 1.7; and

                           (iv) all other documents  required to be entered into
                  or delivered by ESI at or prior to the Closing pursuant to this Agreement.

                                   ARTICLE VI
                                     CLOSING

         The consummation of the transactions contemplated by this Agreement are referred to in this Agreement as the "Closing." The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". The Closing Date will be the third Business Day following the first date upon which all conditions set forth in Article V (other than conditions which may be satisfied solely by the delivery of documentation within the control of the Party required to deliver such documentation) have been satisfied or waived, or such other date as the Parties may agree. The Closing will take place at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, or at such other place as the Parties may agree.

                                   ARTICLE VII
                                   TERMINATION

         Section 7.1 TERMINATION. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

                  (a) in writing by mutual consent of the Parties; or

                  (b) by written notice from the Shareholders'  Agent to ESI, if
(X) ESI (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten
(10) Business Days after the Shareholders' Agent has notified ESI in writing of the Sellers' intent to terminate this Agreement pursuant to this subparagraph
(b) and (Y) such  failure  or  breach  would  cause the  condition  set forth in
Section 5.3(a) or (b), as the case may be, not to be satisfied; or

                  (c) by written notice from ESI to the Shareholders'  Agent, if
(X) any of the Sellers (i) fails to perform in any material respect any of their agreements contained in this Agreement required to be performed by them on or prior to the Closing Date or (ii) materially breaches any of their representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) Business Days after ESI has notified the Shareholders' Agent in writing of its intent to terminate this Agreement pursuant to this subparagraph (c) and (Y) such failure or breach would cause the condition set forth in Section 5.2(a) or (b), as the case may be, not to be satisfied; or

                  (d) notwithstanding any provision herein to the contrary, by written notice by the Shareholders' Agent to ESI or ESI to the Shareholders' Agent, as the case may be, if the Closing has not occurred on or prior to May 1, 2002; PROVIDED that this right to terminate will not be available to any Party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (e) by either the Shareholders' Agent or ESI if a Governmental Entity shall have issued a judgment, decree or order or taken any other action, in each case which seeks to restrain or which restrains or otherwise prohibits the consummation of the transactions contemplated by this Agreement, unless the other Party chooses to defend such action at its own expense.

         Section 7.2 BREAK-UP FEE. If, for any reason, ESI should be unable to close the transaction contemplated by this Agreement solely because it is unable to consummate the Financing, ESI shall pay to the Sellers a fee (the "BREAK-UP FEE") in the amount of twenty five million dollars ($25,000,000) as and for liquidated damages, it being understood that the Sellers' damages resulting from ESI's failure to close because of ESI's inability to consummate the Financing would be too difficult to measure; PROVIDED, HOWEVER, that the Break-Up Fee is not payable, and ESI will not be liable for such payment, if a material cause of ESI's failure to consummate the Financing results from a breach or inaccuracy of any representation or warranty made by the Sellers in this Agreement (a "SELLER REPRESENTATION") or any breach of any covenant, agreement or undertaking made by the Sellers in this Agreement or the inaccuracy of a representation or warranty made by ESI to its lenders based on a Seller Representation. The payment of the Break-Up Fee shall represent the Sellers' sole recourse should ESI be unable to close the transaction contemplated by this Agreement because it is unable to consummate the Financing.

         Section 7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article VII, this Agreement will forthwith become void and there will be no liability on the part of any Party or its respective partners, members, officers, directors or shareholders, except for obligations under Section 4.1.2 (Public Announcements, Confidentiality), Section
7.2 (Break-up Fee), Section 9.15 (Transaction Costs), this Section 7.3 and the confidentiality agreements previously executed by the Parties, all of which will survive the Termination Date. Notwithstanding the foregoing, except as provided in Section 7.2, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         Section 8.1 INDEMNIFICATION OBLIGATIONS OF THE SELLERS. Subject to the limitations contained in Sections 8.4, 8.5 and 8.6, from and after the Closing Date, the Sellers will, jointly and severally, indemnify, defend and hold harmless ESI, each of the Companies and each of their respective Affiliates, officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "ESI INDEMNIFIED PARTIES") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) by them and arising out of or relating to:

                  (a) any breach or inaccuracy of any representation or warranty made by the Sellers in this Agreement;

                  (b) any breach of any covenant, agreement or undertaking made by the Sellers in this Agreement to be performed prior to the Closing, including without limitation any covenant in Section 4.1.3 to be performed prior to the Closing;

                  (c) any breach of: (i) the Sellers' covenants, agreements and undertakings set forth in Article I and (ii) the Sellers' covenants, agreements and undertakings set forth in the following Sections of this Agreement to be performed on or after the Closing: Section 4.1.1(f) (Names), Section 4.1.3 (Tax Matters), Section 4.1.5 (Section 1031 Exchange), Section 4.2.9 (Shareholder Releases), Sections 4.2.10 (Brokerage Fees), Section 4.2.11 (Confidentiality),
Section 4.2.12 (Sellers' Non-Solicitation),  Section 9.3 (Assignments),  Section
9.6 (Consent to Jurisdiction), Section 9.7 (Waiver of Jury Trial), Section 9.8 (Specific Performance), Section 9.14 (Cooperation) and Section 9.15 (Transaction Costs);

                  (d) any liability relating to, resulting from or arising out of (i) any act or omission occurring prior to the Closing in connection with the Companies' Vision and Dental Businesses or (ii) any Action by a Newco Employee against the Companies with respect to such Newco Employee's employment prior to the Closing;

                  (e) any liability relating to, resulting from or arising out of (x) the failure of NPA to qualify as a foreign corporation in the State of Wisconsin or (y) a dispute between the Shareholders and the Shareholders' Agent in respect of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby; or

                  (f) any and all liability for any Taxes of any of the Companies with respect to any Tax period or portion thereof ending on or before the Closing Date (and for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with this Section 8.1(f)) to the portion of such period beginning before and ending on the Closing Date) to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Date Working Capital Statement, provided, however, that the Sellers shall not be responsible for any excess of a Company's income Tax liability over the income Tax liability that would have resulted in the absence of the Section 338(h)(10) Elections except to the extent such excess liability arises from any provision of State or local income Tax law corresponding to
Section 1374 of the Code. The Sellers shall pay or cause to be paid to ESI the portion of any Taxes of the Companies for which they are liable pursuant to this
Section 8.1(f) within fifteen (15) days after the date on which such Taxes are paid. For purposes of this Section 8.1(f), in the case of any Taxes that are imposed on a periodic basis and are payable or credited for a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax or Tax credit which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax or Tax credit for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax or Tax credit based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

         The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of ESI Indemnified Parties described in this Section 8.1 as to which ESI Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the "ESI LOSSES."

         Section 8.2       INDEMNIFICATION OBLIGATIONS OF ESI.

                  (a) From and after the Closing Date, ESI will indemnify and hold harmless the Sellers and the Shareholders' Agent (collectively, the "SELLER INDEMNIFIED PARTIES") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) by them and arising out of or relating to:

                           (i) any breach or  inaccuracy  of any  representation
                  or warranty made by ESI in this Agreement or in any of the Ancillary Documents to which it is a party; or

                           (ii) any   breach   of   any  covenant,  agreement or
                  undertaking  made  by  ESI in  this Agreement.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of the Seller Indemnified Parties described in this
Section 8.2(a) as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "SELLER LOSSES" and, together with ESI Losses, the "LOSSES".

                  (b) For a period of six years after the Closing Date, ESI shall cause the Companies to refrain from making any amendments or modifications to, or deleting, the provisions of their certificates of incorporation and by-laws relating to the indemnification of (and the advancement of expenses to) directors and officers, to the extent that such provisions relate to the indemnification of Non-Shareholder Officers and Directors for events occurring at or prior to the Closing. For purposes of this Agreement, the term "NON-SHAREHOLDER OFFICERS AND DIRECTORS" shall mean the present and former officers and directors of each of the Companies other than the Shareholders.

                  (c) If ESI or the Companies or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of ESI and the Companies shall assume all of the obligations set forth in Section 8.2(b).

                  (d) The provisions of Sections 8.2(b) and (c) are intended to be for the benefit of, and shall be enforceable by, each of the Non-Shareholder Officers and Directors, their heirs, their representatives and their assigns.

         Section 8.3       INDEMNIFICATION PROCEDURE.

                  (a) Promptly after receipt by an ESI Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "INDEMNIFIED PARTY") of notice by a Person of any complaint, claim or demand or the commencement of any audit, investigation, action or proceeding (collectively, a "CLAIM") with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any ESI Losses or any Seller Losses (as the case may be), such Indemnified Party will notify ESI or the Shareholders' Agent, as the case may be (the "INDEMNIFYING PARTY"), promptly following the Indemnified Party's receipt of such Claim or of notice of the commencement of such audit, investigation, action or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such Claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter acknowledging full responsibility (subject to the limitations set forth in Sections 8.4, 8.5 and 8.6) for any ESI Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten
(10)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such Claim, and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; PROVIDED, HOWEVER, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any single jurisdiction with respect to any Claim. In any Claim for which the Indemnifying Party has assumed the defense, the Indemnified Party will have the right to participate in (but not to control) such defense and to retain its own counsel at such Indemnified Party's own expense. The Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Party reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed. The Indemnified Party and the Indemnifying Party will cooperate in good faith with respect to the defense of any such matter.

                  (b) No Indemnified Party may admit any liability with respect to, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought pursuant to Section 8.3(a) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, unless (i) the Indemnifying Party fails to assume and maintain the defense of such Claim pursuant to Section 8.3(a) or


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

(ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its representatives from all liability arising out of such Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), admit any liability with respect to, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its representatives from all liability arising out of such Claim, (y) does not contain any agreement, admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any agreement, equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's representatives.

                  (c) In the event an Indemnified Party claims a right to payment pursuant to this Agreement that does not involve a third party, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. The failure by the Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will (subject to the limitations set forth in Sections 8.4, 8.5 and 8.6) pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

                  (d) PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS. (i) Notwithstanding any other provision of this Section 8.3, if a claim is made by any taxing authority, which, if successful, might result in an indemnity payment to ESI, the Companies, or one of their Affiliates or any of their respective representatives pursuant to this Article VIII, the Indemnified Party receiving notice of such claim shall promptly give notice to the Indemnifying Party in writing of such claim (a "TAX CLAIM"); PROVIDED, HOWEVER, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

                  (ii) With respect to any Tax Claim relating to any Tax period beginning before and ending on or before the Closing Date, the
         Shareholders' Agent shall contro all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Entity serving as a Tax authority (a "TAXING AUTHORITY") with respect thereto, and may, in its sole discretion, either pay the Tax claimed (with its own funds) and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED, HOWEVER, that to the extent that the settlement of an issue raised in such a proceeding could materially affect the liability for Taxes of ESI or the Companies for any period ending after the Closing Date, ESI and the Shareholders' Agent shall have joint control over such proceeding, and the issue shall not be settled without the consent of ESI, which shall not be unreasonably withheld.

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

                  (iii) With respect to any Tax Claim relating to any Tax period beginning before and ending after the Closing Date and with respect to any Tax Claim relating to a taxable period beginning after the Closing Date, ESI shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed (with its own funds) and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED, HOWEVER, that to the extent that the settlement of an issue raised in such a proceeding could materially affect the liability for Taxes of any Seller (including, without limitation, any liability pursuant to this Agreement) for any Tax period beginning before and ending on or before the Closing Date, ESI shall not settle such issue without the consent of the applicable Seller, which shall not be unreasonably withheld. ESI shall keep the Shareholders' Agent informed of the progress of any such Tax Claim and proceeding.

                  (iv) ESI, each of the Sellers and each of the Companies (as applicable) and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and, upon the request of the party or parties controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         Section 8.4 CLAIMS PERIOD. For purposes of this Agreement, a "CLAIMS PERIOD" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. No claim for indemnification hereunder or under the Escrow Agreement may be made at any time after the last day of the Claims Period for such claim. The Claims Periods under this Agreement shall begin on the Closing Date and terminate as follows:

                  (a) with respect to ESI Losses involving the assertion of a claim of (i) any breach or inaccuracy of any representation or warranty in
Section 2.2 or Section 2.3, (ii) any breach of the Sellers' covenants, agreements and undertakings set forth in Article I, (iii) any breach of the Sellers' covenants, agreements and undertakings set forth in the following Sections of this Agreement to be performed on or after the Closing: Section 4.1.1(f) (Names), Section 4.2.9 (Shareholder Releases), Section 4.2.11, (Confidentiality), Section 4.2.12 (Sellers' Non-Solicitation), Section 9.3 (Assignments), Section 9.6 (Consent to Jurisdiction), Section 9.7 (Waiver of Jury Trial), Section 9.8 (Specific Performance) or Section 9.14 (Cooperation),
(iv) any liability relating to, resulting from or arising out of the failure of NPA to qualify as a foreign corporation in the State of Wisconsin or (v) any liability relating to, resulting from or arising out of a dispute between the Shareholders and the Shareholders' Agent in respect of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, the Claims Period shall continue indefinitely, provided, however, that with respect to a covenant herein that, by its express terms, extends only for a limited period of time, the Claims Period relating to a breach of such covenant shall expire at the end of such period;

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

                  (b) with respect to ESI Losses involving the assertion of a claim of (i) any breach or inaccuracy of any representation or warranty in
Section 2.6(b),  Section 2.20, Section 2.21(d),  Section 2.27 or Section 2.28 or
(ii) any breach of the Sellers' covenants, agreements and undertakings set forth in Section 4.2.10 (Brokerage Fees) or Section 9.15 (Transaction Costs) to be performed on or after the Closing, the Claims Period shall end three (3) years after the Closing Date;

                  (c) with respect to ESI Losses involving the assertion of a claim of (i) any breach or inaccuracy of any representation or warranty in
Section 2.15, (ii) any liability  relating to,  resulting from or arising out of
(x) any act or omission occurring prior to the Closing in connection with the Companies' Vision and Dental Businesses or (y) any Action by a Newco Employee against the Companies with respect to such Newco Employee's employment prior to the Closing, (iii) any breach of the Sellers' covenants, agreements and undertakings set forth in Section 4.1.3 (Tax Matters), (iv) any breach of the Sellers' covenants, agreements and undertakings set forth in Section 4.1.5
(Section 1031 Exchange) to be performed on or after the Closing or (v) any liability described in Section 8.1(f), the Claims Period shall end six years after the Closing Date; and

                  (d) with respect to (A) ESI Losses involving the assertion of a claim of (i) breach of any covenant, agreement or undertaking made by the Sellers in this Agreement to be performed prior to the Closing (other than pursuant to Section 4.1.3), (ii) breach of any covenant, agreement or undertaking made by the Sellers in this Agreement to be performed on or after the Closing, other than those covenants, agreements and undertakings referred to in Sections 8.4(a), 8.4(b) and 8.4(c), or (iii) breach or inaccuracy of any representation or warranty in Article II other than those representations and warranties set forth in Sections 2.2, 2.3, 2.6(b), 2.15, 2.20, 2.21(d), 2.27 or
2.28 and (B) Seller Losses relating to or arising out of any breach or inaccuracy of any representation or warranty in Article III, the Claims Period shall end eighteen (18) months after the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified by an Indemnified Party of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof and the terms of the Escrow Agreement.

         Section 8.5       LIABILITY LIMITS.

                  (a) Notwithstanding anything to the contrary set forth herein, ESI Indemnified Parties shall not make a claim against the Sellers or the Shareholders' Agent, and the Sellers and the Shareholders' Agent will not be liable for indemnification, under this Agreement or otherwise, for ESI Losses unless and until the aggregate amount of such ESI Losses (other than ESI Losses which are reimbursed pursuant to the operation of Section 8.5(d)) exceeds one million dollars ($1,000,000) (the "ESI BASKET"), in which event ESI Indemnified


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

Parties may claim indemnification for all ESI Losses in excess of the initial $1,000,000 (subject to Section 8.5(b)); provided, however, that (X) the ESI Basket shall be subject to adjustment in accordance with Section 8.5(d) and (Y) ESI Losses resulting from any of the following claims shall not be subject to the ESI Basket:

                           (I) a Claim of (i) any breach or inaccuracy of any representation or warranty in Section 2.2 or Section 2.3, (ii) any breach of the Sellers' covenants, agreements and undertakings set forth in Article I or Section 4.1.3 (Tax Matters), (iii) any breach of the Sellers' covenants, agreements and undertakings set forth in the following Sections of this Agreement to be performed on or after the
         Closing: Section 4.1.1(f) (Names), Section 4.2.9 (Shareholder Releases), Section 4.2.11 (Confidentiality), Section 4.2.12 (Sellers' Non-Solicitation), Section 9.3 (Assignments), Section 9.6 (Consent to Jurisdiction), Section 9.7 (Waiver of Jury Trial), Section 9.8
         (Specific Performance) or Section 9.14 (Cooperation), (iv) any liability relating to, resulting from or arising out of the failure of NPA to qualify as a foreign corporation in the State of Wisconsin or
         (v) any liability relating to, resulting from or arising out of a dispute between the Shareholders and the Shareholders' Agent in respect of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby;

                           (II) a Claim of any breach of the Sellers' covenants, agreements and undertakings set forth in Section 4.2.10 (Brokerage
         Fees) or Section 9.15 (Transaction Costs) to be performed on or after the Closing; and

                           (III) a Claim of any liability relating to, resulting from or arising out of (i) any act or omission occurring prior to the Closing in connection with the Companies' Vision and Dental Businesses or (ii) any Action by a Newco Employee against the Companies with respect to such Newco Employee's employment prior to the Closing.

                  (b) Notwithstanding anything to the contrary set forth herein, ESI Indemnified Parties shall not make a claim against the Sellers or the Shareholders' Agent, and Sellers and the Shareholders' Agent will not be liable, for indemnification under this Agreement or otherwise, for ESI Losses in excess of twenty-five million dollars ($25,000,000) in the aggregate (the "ESI Cap"); provided, however, that ESI Losses relating to any of the following claims shall not be subject to the ESI Cap:

                           (I) a Claim of (i) any breach or inaccuracy of any representation or warranty in Section 2.2 or Section 2.3, (ii) any breach of the Sellers' covenants, agreements and undertakings set forth in Article I, (iii) any breach of the Sellers' covenants, agreements and undertakings set forth in the following Sections of this Agreement to be performed on or after the Closing: Section 4.1.1(f) (Names),
         Section 4.2.9 (Shareholder Releases), Section 4.2.11 (Confidentiality),
         Section 4.2.12 (Sellers' Non-Solicitation),  Section 9.3 (Assignments),
         Section 9.6 (Consent to Jurisdiction), Section 9.7 (Waiver of Jury Trial), Section 9.8 (Specific Performance) or Section 9.14
         (Cooperation), (iv) any liability relating to, resulting from or arising out of the failure of NPA to qualify as a foreign corporation in the State of Wisconsin or (v) any liability relating to, resulting from or arising out of a dispute between the Shareholders and the Shareholders' Agent in respect of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby;

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

                           (II) a Claim of any breach of the Sellers' covenants, agreements and undertakings set forth in Section 4.2.10 (Brokerage
         Fees) or Section 9.15 (Transaction Costs) to be performed on or after the Closing; and

                           (III) a Claim of any liability relating to, resulting from or arising out of (i) any act or omission occurring prior to the Closing in connection with the Companies' Vision and Dental Businesses or (ii) any Action by a Newco Employee against the Companies with respect to such Newco Employee's employment prior to the Closing;

                  (c) The amount of any damages indemnifiable pursuant to this Article shall be reduced to reflect the value of any Tax benefit actually realized by the Indemnified Party or its successors or assigns as a result of such damages; provided, however, that the determination of whether a Tax benefit is actually realized will be made by the Indemnified Party and will not be subject to review by the Indemnifying Party in the absence of manifest error; and provided, further, that upon the reasonable request of the Indemnifying Party, the Indemnified Party shall prepare (or cause to be prepared), at the Indemnifying Party's sole and reasonable expense, and furnish (or cause to be furnished) a pro forma statement which shall contain, in the reasonable judgment of the Indemnifying Party, all pertinent Tax and other financial information sufficient to establish the value, if any, of the Tax benefit actually realized by the Indemnified Party, with respect to the damages indemnifiable pursuant to this Article. In no event shall the Sellers be permitted to review any Tax Return of ESI or the Companies pursuant to the operation of the immediately preceding sentence. ESI agrees that it will use all commercially reasonable efforts to obtain insurance proceeds under existing policies purchased by the Companies prior to the Closing Date and the amount of indemnification payable under Article VIII to ESI and the Companies shall be reduced by the amount of insurance proceeds actually received by ESI and the Companies (net of any expenses incurred in pursuing such insurance claim), and if the indemnification payment has already been made by the Indemnifying Party, then ESI and the Companies shall pay over the insurance proceeds to the extent the insurance proceeds recovered do not exceed the indemnification payment; provided, however, that ESI shall have no obligation to maintain any such insurance policies; and provided, further, that this Section 8.5(c) shall not relieve any Indemnifying Party of its obligations in the event that no insurance proceeds are actually received.

                  (d) At the Closing, ESI may deliver to the Shareholders' Agent a written statement (the "WARRANTY STATEMENT") setting forth, in reasonable detail, any assertions that ESI may choose to make that (x) the representations and warranties set forth in Article II were not, as of the date hereof, true and correct in all respects if specifically qualified by materiality or, if not so qualified, true and correct in all material respects (an "INITIAL WARRANTY ASSERTION") or (y) the representations and warranties set forth in Article II are not, as of the date of Closing, true and correct in all respects if specifically qualified by materiality or, if not so qualified, true and correct in all material respects (an "INTERIM PERIOD WARRANTY ASSERTION"). If, subsequent to the Closing, ESI makes an Indemnification Claim based on an Initial Warranty Assertion set forth in the Warranty Statement, the ESI Basket with respect to such Indemnification Claims shall be zero. If, subsequent to the Closing, ESI makes an Indemnification Claim based on an Interim Period Warranty Assertion set forth in the Warranty Statement, the ESI Basket with respect to such Indemnification Claims shall be five hundred thousand dollars ($500,000).

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

         Section 8.6       ESCROW AS EXCLUSIVE REMEDY; LIMITATIONS.

                  (a) Except for the Extended Claims (as  hereinafter  defined),
(i) ESI's sole and exclusive remedy after the Closing with respect to claims for indemnification shall be to seek recourse against the Escrow Fund created pursuant to Section 1.4(c) and (ii) ESI shall assert no claims for indemnification against the Sellers or the Shareholders' Agent after the Closing other than by seeking recourse against the Escrow Fund. For purposes of this Agreement, the term "EXTENDED CLAIMS" shall mean each of the following claims:

                           (I) a Claim of (i) any breach or inaccuracy of any representation or warranty in Section 2.2 or Section 2.3, (ii) any breach of the Sellers' covenants, agreements and undertakings set forth in Article I, (iii) any breach of the Sellers' covenants, agreements and undertakings set forth in the following Sections of this Agreement to be performed on or after the Closing: Section 4.1.1(f) (Names),
         Section 4.2.9 (Shareholder Releases), Section 4.2.11 (Confidentiality),
         Section 4.2.12 (Sellers' Non-Solicitation),  Section 9.3 (Assignments),
         Section 9.6 (Consent to Jurisdiction), Section 9.7 (Waiver of Jury Trial), or Section 9.14 (Cooperation), (iv) any liability relating to, resulting from or arising out of the failure of NPA to qualify as a foreign corporation in the State of Wisconsin or (v) any liability relating to, resulting from or arising out of a dispute between the Shareholders and the Shareholders' Agent in respect of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby;

                           (II) a Claim of any breach of the Sellers' covenants, agreements and undertakings set forth in Section 4.2.10 (Brokerage
         Fees) or Section 9.15 (Transaction Costs) to be performed on or after the Closing;

                           (III) a Claim of any liability relating to, resulting from or arising out of any act or omission occurring prior to the Closing in connection with the Companies' Vision and Dental Businesses or (ii) any Action by a Newco Employee against the Companies with respect to such Newco Employee's employment prior to the Closing;

                           (IV)  a  claim based solely on common law fraud; and

                           (V) a claim brought pursuant to Section 8.6(b) or a claim for specific enforcement pursuant to Section 9.8.

         ESI may assert a Claim for indemnification against the Sellers, jointly and severally, for Losses based on claims described in clauses I, II, III and IV of this Section 8.6(a), but only if and to the extent that the Escrow Fund is insufficient to indemnify ESI for the related ESI Losses.

                  (b) Pursuant to Section 6(b) of the Escrow Agreement, the Escrow Agent is required to distribute to the Sellers, eighteen (18) months after the Closing Date, certain portions of the Escrow Fund, after reserving for the amounts of existing Indemnification Claims. Amounts distributed to the Sellers pursuant to such Section 6(b), other than distributed amounts representing interest or dividends on the Escrow Fund, are referred to herein as

"MID-TERM DISTRIBUTIONS." If (i) subsequent to the time that Mid-Term Distributions are made to the Sellers, ESI makes a Claim for indemnification based on (A) any breach or inaccuracy of any representation or warranty in
Section 2.6(b),  Section 2.15,  Section 2.20,  Section 2.21(d),  Section 2.27 or
Section 2.28, (B) any breach of the Sellers' covenants, agreements and undertakings set forth in Section 4.1.3 (Tax Matters), Section 4.1.5 (Section 1031 Exchange), Section 4.2.10 (Brokerage Fees) or Section 9.15 (Transaction Costs) to be performed on or after the Closing or (C) Section 8.1(f), (ii) such Claim is made within the relevant Claim Period and (iii) it is ultimately determined that the amount of ESI Losses for which the Sellers are responsible under this Article VIII with respect to such Claim is greater than the amount of the balance remaining in the Escrow Fund, then ESI may assert a claim against the Sellers, jointly and severally, for such excess, provided that in no event shall the aggregate amount recovered against the Sellers pursuant to this
Section 8.6(b) exceed the amount of Mid-Term Distributions made to the Sellers from the Escrow Fund.

         Section 8.7 INVESTIGATIONS. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Article VIII will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

         Section 8.8 ADJUSTMENT TO PURCHASE PRICE. The Sellers and ESI agree to treat any indemnity payment made from the Escrow Fund as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         Section 9.1 NOTICES. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified first-class mail (return receipt requested) or by overnight mail (with evidence of delivery and postage and other fees prepaid) as follows:

To ESI:                               Mr. Barrett A. Toan, President and CEO
                                      Express Scripts, Inc.
                                      13900 Riverport Drive
                                      Maryland Heights, MO 63043
                                      Telecopy No.: (314) 770-1581

                     With a copy to:  Express Scripts, Inc.
                                      13900 Riverport Drive
                                      Maryland Heights, MO 63043
                                      Attn: Thomas M. Boudreau, Esq.
                                      General Counsel
                                      Telecopy No.: (314) 702-7120

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

                      and a copy to:  Simpson Thacher & Bartlett
                                      425 Lexington Avenue
                                      New York, NY 10017
                                      Attn: Gary I. Horowitz, Esq.
                                      Telecopy No.: (212) 455-2502

To the  Companies or the Sellers      Mr. Richard O. Ullman, President and CEO
(before Closing):                     National Prescription Administrators, Inc.
                                      711 Ridgedale Avenue
                                      East Hanover, New Jersey 07936
                                      Telecopy No.: (973) 503-1084

                     With a copy to:  Lowenstein Sandler PC
                                      65 Livingston Avenue
                                      Roseland, NJ 07068-1791
                                      Attn.: Richard M. Sandler, Esq.
                                      Telecopy No.: (973) 597-2487

To the Sellers (after Closing)        Mr. Richard O. Ullman
                                      1200 Route 46
                                      Clifton, New Jersey 07013

                     With a copy to:  Lowenstein Sandler PC
                                      65 Livingston Avenue
                                      Roseland, NJ 07068-1791
                                      Attn.: Richard M. Sandler, Esq.
                                      Telecopy No.: (973) 597-2487


or to such  other  representative  or at such  other  address of a Party as such
Party  may  furnish  to  the  other   Parties  in  writing.   Any  such  notice,
communication or delivery will be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first (1st) Business Day after delivery to an overnight mail customer service representative if sent by overnight mail, (c) upon transmission by facsimile if receipt is confirmed by telephone earlier than 5:00 p.m. at the recipient's location, otherwise on the next Business Day or (d) on the fifth Business Day after it is mailed by registered or certified first-class mail.

         Section 9.2 SCHEDULES AND EXHIBITS.The Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. Unless expressly indicated otherwise, all references herein to "Schedules" are references to the schedules annexed to the Disclosure Letter and all references herein to "Exhibits" are references to the exhibits annexed to this Agreement.

         Section 9.3 ASSIGNMENT; SUCCESSORS IN INTEREST. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this


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Agreement;  provided,  however, that ESI shall, without the obligation to obtain the prior written consent of the other Parties, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to (a) any one or more wholly owned subsidiaries of ESI or (b) any bank, financial institution or other lender providing financing to ESI; provided, further, that in the case of clause (a), such assignee shall assume all the obligations of ESI under this Agreement and the Ancillary Documents to which ESI is a party, and in the case of clause (a) and clause (b), ESI shall remain liable for the satisfaction of its obligations hereunder and thereunder and shall perform all obligations hereunder relating to the ESI Shares. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign. Any assignment or transfer in violation of this Section 9.3 will be null and void.

         Section 9.4 CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement.

         Section 9.5 CONTROLLING LAW; AMENDMENT. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York. This Agreement may not be amended, modified or supplemented except by written agreement of ESI and the Shareholders' Agent.

         Section 9.6 CONSENT TO JURISDICTION. Each Party irrevocably submits to the exclusive jurisdiction of any federal court located in the State of New Jersey and any New Jersey state court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any Ancillary Document or any transaction contemplated hereby or thereby. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth herein shall be effective service of process, summons or notice for any such suit, action or proceeding pursuant to this Section. Each Party irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenientforum

         Section 9.7 WAIVER OF JURY TRIAL. Each Party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary
Document or any transaction contemplated hereby or thereby. Each Party (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 9.7.

         Section 9.8 SPECIFIC PERFORMANCE. The Parties agree that irreparable damage would occur in the event the provisions of Sections 4.2.11 and 4.2.12 of


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this Agreement were not performed in accordance  with the terms thereof and that the Parties shall be entitled to specific performance of Sections 4.2.11 and 4.2.12, in addition to any other remedy at law or equity.

         Section 9.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         Section 9.11 THIRD PARTY BENEFICIARIES. Except for the obligations of ESI set forth in Section 8.2 and the obligations of ESI to Sellers' Affiliates described in Section 4.3.4, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such other Person being deemed a third party beneficiary of this Agreement.

         Section 9.12 WAIVER. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 9.13 INTEGRATION. This Agreement, the Disclosure Letter, another letter delivered by the Parties contemporaneously herewith and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement.

         Section 9.14 COOPERATION FOLLOWING THE CLOSING. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

         Section 9.15 TRANSACTION COSTS. Whether or not the transactions contemplated by this Agreement are consummated, (a) ESI will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) unless paid by the Companies prior to the consummation of the Closing, the Sellers will pay


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the fees,  costs and  expenses  of the  Sellers  and the  Companies  incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

         Section 9.16 KNOWLEDGE. As used in this Agreement, the term "KNOWLEDGE" with respect to the Shareholders or the Sellers shall mean the actual knowledge of any Shareholder, Steven Nicoletos, Allen Langjahr, Allan Zimmerman, Donald E. Schell, Jr., or, with respect to Section 2.21, Michael Perry, on the date hereof.

         Section 9.17 BUSINESS DAY. As used in this Agreement, the term "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the States of New Jersey or New York.

         Section 9.18 ALTERNATE ARRANGEMENTS REGARDING THE LLC LEASED REAL PROPERTY. If, within ten Business Days prior to the Closing, ESI advises the Shareholders' Agent that ESI desires to acquire the real property described in
SCHEDULE 9.18 to the Disclosure Letter (the "AIRPORT PROPERTY"), then, at the Closing, in exchange for the payment of one dollar ($1.00), the LLC shall (x) transfer to ESI (or to an entity specified by ESI) all of the LLC's right, title and interest in the Airport Property, free and clear of all mortgage liens and Tax Liens (other than for Taxes not yet due and payable), by delivering to ESI a bargain and sale deed, with covenant against grantor's acts, with respect to the Airport Property, subject to Permitted Liens, such state of facts as are set forth on the survey and title  insurance  policy  which are  attached as part of
SCHEDULE 9.18 to the Disclosure Letter and such state of facts as a careful inspection of the Airport Property would disclose and (y) deliver to ESI an affidavit of non-foreign status as described in Section 1445(b)(2) of the Code. Except as expressly set forth herein, the parties agree that the Airport
Property will be transferred in its "as is" condition and without representation, express or implied, of any kind concerning its environmental or other condition or fitness for any particular purpose. If ESI elects to acquire the Airport Property, (a) all provisions in this Agreement regarding the obligations of the Parties to enter into the LLC Real Property Lease shall be void and of no effect and (b) notwithstanding any provision herein to the contrary, the Parties shall allocate a portion of the New Jersey Real Property Purchase Price (not to exceed nine hundred thousand dollars ($900,000) to the purchase of the Airport Property, such amount to be determined in good faith by agreement of ESI and the Shareholders' Agent prior to the Closing. Transfer
Taxes due in connection with the transfer of the Airport Property shall be shared equally by ESI and the Sellers in accordance with Section 4.1.3(h).


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         IN WITNESS  WHEREOF,  the Parties have caused this Agreement to be duly executed, as of the date first above written.

                         EXPRESS SCRIPTS, INC.


                         By: /s/ Barrett A. Toan
                            ______________________________

                         Name: BARRETT A. TOAN,

                         Title:  President and CEO

                             /s/ Richard O. Ullman
                          _________________________________

                         RICHARD O. ULLMAN,   individually  and  as  agent  and
                         attorney-in-fact for the other shareholders of National Prescription Administrators, Inc., Central Fill, Inc., CFI of New Jersey, Inc. and NPA of New York, IPA, Inc.



                          THE ULLMAN FAMILY PARTNERSHIP, L.P.



                          By: THE ULLMAN GROUP, INC., general partner



                          By:/s/ Richard O. Ullman
                             _______________________

                          RICHARD O. ULLMAN, President



                          AIRPORT PROPERTIES, LLC



                          By:/s/ Richard O. Ullman
                             _______________________

                          Richard O. Ullman, President




















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